    As filed with the Securities and Exchange Commission on March ___, 1997
                                                Registration No. 333-13591

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                        POST-EFFECTIVE AMENDMENT NO. 1

                                      TO

                                   FORM SB-2

                            REGISTRATION STATEMENT

                                     UNDER

                          THE SECURITIES ACT OF 1933

                             ----------------------

                        DENTAL SERVICES OF AMERICA, INC.
                 (Name of small business issuer in its charter)

    DELAWARE                              8021                        59-2754843
------------------------                 ----------                   --------------
                                   (Primary Standard Industrial    (I.R.S. Employer
(State or jurisdiction of           Classification Code Number)     Identification No.)
 incorporation
 or organization)

                        DENTAL SERVICES OF AMERICA, INC.
                      12000 Biscayne Boulevard, Suite 108
                              Miami, Florida 33181
                                 (305) 895-0716
          (Address and telephone number of principal executive office and principal place of business)

                                HERSHEL KRASNOW
                        DENTAL SERVICES OF AMERICA, INC.
                          1101 96th Street, Suite 505
                             Miami, Florida  33154
                                 (305) 864-3255
           (Name, address and telephone number of agent for service)

                        Copies of all communications to:

                           JOEL BERNSTEIN, ESQ.
                           P.O.Box 330072
                           Miami, Florida 33233
                                 (305) 751-3008

     Approximate Date of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.
                            ----------------------

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_] ___________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

                        CALCULATION OF REGISTRATION FEE

================================================================================
=============================================

                      TITLE OF EACH CLASS OF SECURITIES TO BE     AMOUNT TO     PROPOSED
                                 MAXIMUM      PROPOSED         AMOUNT OF
                        REGISTERED                           BE       OFFERING PRICE PER
                                        AGGREGATE     REGISTRATION FEE
                              REGISTERED          SHARE           OFFERING PRICE
--------------------------------------------------------------------------------
Common Stock,                                 3,735,000                $ .50       $1,867,500.00          $  647.41
$.001 par value (1)
--------------------------------------------------------------------------------------------------------------------
Common Stock,                                 1,765,000                $ .50       $  882,500.00          $  300.86
$.001 par value (2)
--------------------------------------------------------------------------------------------------------------------
Class B Warrants(3)                             500,000                  .00                 .00                .00
--------------------------------------------------------------------------------------------------------------------
Common Stock
$.001 par value (4)                             500,000                $1.00       $  500,000.00          $  172.41
--------------------------------------------------------------------------------------------------------------------
Dental Preferred Stock,                       5,000,000                $ .10       $  500,000.00          $  172.41
$.01 par value
====================================================================================================================
==============================================
                                                         TOTAL                     $3,750,000.00          $1,293.10
====================================================================================================================
==============================================

=====================================================================
==============================================

     (1) Issuable upon exercise of Non-Public Warrants and Class A Warrants.

     (2) To be sold from time to time by Selling Stockholders.

     (3) Issuable upon exercise of Class A Warrants.

     (4) Issuable upon exercise of Class B Warrants.

     The registrant hereby amends this registration statement on such dates or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with (S) 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said (S) 8(a), may determine.

                        DENTAL SERVICES OF AMERICA, INC.

                                         LOCATION OR CAPTION
ITEM NO.  CAPTION IN FORM SB-2           IN PROSPECTUS
--------  --------------------           -------------------
1.  Front of Registration Statement
    and Outside Front Cover Page of
    Prospectus ......................    Outside Front Cover

2.  Inside Front and Outside Back
    Cover Pages of Prospectus........    Inside Front and Outside Back Cover
                                         Pages.

3.  Summary Information and Risk
    Factors..........................    Prospectus Summary; Risk Factors.

4.  Use of Proceeds..................    Use of Proceeds.

5.  Determination of Offering Price..    Plan of Distribution.

6.  Dilution.........................    N/A

7.  Selling Security Holders.........    Principal and Selling Stockholders.

8.  Plan of Distribution.............    Plan of Distribution

9.  Legal Proceedings................    Business - Litigation

10. Directors, Executive Officers,
    Promoters, and Control Persons...    Management.

11. Security Ownership of Certain
    Beneficial Owners and Management.    Principal and Selling Stockholders.

12. Description of Securities........    Description of Securities.

13. Interests of Named Experts and
    Counsel..........................    Legal Matters; Experts.

14. Disclosure of Commission Position
    on Indemnification for Securities
    Act Liabilities..................    Indemnification.

15. Organization Within Last Five
    Years............................    N/A.

16. Description of Business..........    Prospectus Summary; Management's
                                         Discussion and Analysis of Financial
                                         Condition and Results of Operation;
                                         Business; Financial Statements.

17. Management's Discussion and
    Analysis or Plan of Operation....    Management's Discussion and Analysis
                                         of Financial Condition and Results of
                                         Operations.

18. Description of Property..........    Business - Dental Facilities;
                                         Principal Executive Office.

                                         LOCATION OR CAPTION
ITEM NO.  CAPTION IN FORM SB-2           IN PROSPECTUS
--------  --------------------           -------------------
19. Certain Relationships and Related
    Transactions.....................    Principal and Selling Stockholders;
                                         Certain Transactions.

20. Market for Common Equity and
    Related Stockholder Matters......    Outside Front Cover; Certain Market
                                         Information.

21. Executive Compensation...........    Management - Executive Compensation
                                         and Employment Agreements.

22. Financial Statements.............    Financial Statements.

23. Changes in and Disagreements with
    Accountants on Accounting and
    Financial Disclosures............    N/A.

                               EXPLANATORY NOTE
                               ----------------

     This Registration Statement covers (i) the primary offering of shares of Common Stock, Class B Warrants and Dental Preferred Stock by Dental Services of America, Inc. (the "Company"), and (ii) shares of Common Stock owned by certain Selling Stockholders. The Company is registering under the Primary Prospectus ("Primary Prospectus") (i) 3,735,000 shares of Common Stock issuable upon exercise of Non-Public Warrants and Class A Warrants, (ii) 500,000 Class B Warrants, (iii) 500,000 shares of Common Stock issuable upon exercise of Class B Warrants, and (iv) 5,000,000 shares of Dental Preferred Stock. The Company is also registering under an alternate prospectus ("Alternate Prospectus") the resale of 1,765,000 shares of Common Stock on behalf of certain Selling Stockholders. The Alternate Prospectus pages, which follow the Primary Prospectus, are to be combined with all of the sections contained in the Primary Prospectus with the following exceptions: The front and back cover pages and the section entitled "Plan of Distribution." Such sections from the Alternate Prospectus pages will be added to the Primary Prospectus. Furthermore, all references contained in the Alternate Prospectus to the "Offering" shall refer to the Company's Offering under the Primary Prospectus.

     The Company will provide all Selling Stockholders with copies of the Alternate Prospectus, at no charge.

PROSPECTUS
                        6,000,000 SHARES OF COMMON STOCK

                   5,000,000 SHARES OF DENTAL PREFERRED STOCK

     [LOGO] DENTAL SERVICES OF AMERICA, INC.

     COMMON STOCK: $.50 PER SHARE ISSUABLE UPON EXERCISE OF NON-PUBLIC
WARRANTS
                   AND CLASS A WARRANTS
                   $1.00 PER SHARE ISSUABLE UPON EXERCISE OF CLASS B WARRANTS

     DENTAL PREFERRED STOCK: $.10 PER SHARE

          Of the 6,000,000 shares of common stock, $.001 par value (the "Common Stock") being offered hereby, 3,735,000 shares are being offered by Dental Services of America, Inc. (the "Company") upon the exercise of outstanding Common Stock purchase warrants, 500,000 shares are being offered by the Company upon the exercise of Common Stock purchase warrants which would be issued upon exercise of outstanding warrants, and 1,765,000 shares are being offered by certain of the Company's stockholders (the "Selling Stockholders"). See "Principal and Selling Stockholders." The Company will not receive any proceeds from the sale of Common Stock by Selling Stockholders. The Common Stock offered by the Selling Stockholders may be sold from time to time by the Selling Stockholders or their transferees. The Company is also registering 500,000 Class B common stock purchase warrants ("Class B Warrants"), which are issuable upon exercise of currently outstanding Class A common stock purchase warrants ("Class A Warrants") (the Class A Warrants, the Class B Warrants and certain common stock purchase warrants held by a limited number of private investors ("Non-Public Warrants") may be referred to collectively as the "Warrants").

          The shares of preferred stock, $.01 par value, being offered hereby ("Dental Preferred Stock") will be offered and sold only to licensed dental practitioners and other dental professionals, as approved by a committee created by the Board of Directors.

          There are currently 3,235,000 Non-Public Warrants and 500,000 Class A Warrants outstanding. Each Non-Public Warrant entitles the holder to purchase one share of Common Stock at a price of $.50. Each Class A Warrant entitles the holder to purchase one share of Common Stock and one Class B Warrant at a price at $.50. Non-Public Warrants and Class A Warrants are exercisable until June 29, 1997.

          Each Class B Warrant entitles the holder to purchase one share of Common Stock at a price of $1.00. Class B Warrants are exercisable until June 29, 1998.

          The Warrants are subject to redemption at $.01 per Warrant on thirty
(30) days written notice. See "Description of Securities."

          The Company's Common Stock and Class A Warrants are quoted on the NASDAQ bulletin board under the symbols FLOS and FLOSW, respectively.

                THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.
                              SEE "RISK FACTORS".

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
UPON THE

ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
CONTRARY IS A
CRIMINAL OFFENSE.            THE DATE OF THIS PROSPECTUS IS ______________.

------------------------------------------------------------------------------------------------------------------
                                                   PRICE TO THE    UNDERWRITERS'     PROCEEDS
TO    PROCEEDS TO
                                                      PUBLIC        COMMISSIONS     THE
COMPANY/2/    SELLING
                                                                  AND DISCOUNTS/1/
STOCKHOLDERS/3/
--------------------------------------------------------------------------------------------------------
Common Stock
-------------
Per Share -  Issuable upon Exercise of
Class A Warrants and Non-Public Warrants,
 or upon sale by Selling Stockholders             $        0.50   $           0.00  $         0.50  $
     0.50
--------------------------------------------------------------------------------------------------------
Per Share - Issuable upon
Exercise of Class B Warrants                      $        1.00   $           0.00  $         1.00  $
     0.00
--------------------------------------------------------------------------------------------------------
Total Maximum 3,735,000 Shares Issuable
 upon Exercise of Class A Warrants and Non-
 Public Warrants./4/                              $1,867,500.00   $           0.00  $ 1,867,500.00  $
     0.00
--------------------------------------------------------------------------------------------------------
1,765,000 Shares to be sold from time to time
by Selling Shareholders                           $  882,500.00   $           0.00  $         0.00  $
     0.00
--------------------------------------------------------------------------------------------------------
500,000 Shares Issuable upon Exercise of
 Class B Warrants                                 $  500,000.00   $           0.00  $   500,000.00  $
     0.00
--------------------------------------------------------------------------------------------------------
Dental Preferred Stock
-----------------------
Per Share                                         $        0.10   $           0.00  $         0.10  $        0.00
    0.00
------------------------------------------------------------------------------------------------------------------
Total - 5,000,000 shares                          $  500,000.00   $           0.00  $   500,000.00  $        0.00
------------------------------------------------------------------------------------------------------------------
Total  - 6,000,000 Shares/5/ of Common Stock
           5,000,000 Shares of Preferred Stock    $3,750,000.00   $           0.00  $ 2,867,500.00  $  882,500.00
------------------------------------------------------------------------------------------------------------------

/1/ No commission or any other form of remuneration will be paid by the Company in connection with the exercise of Warrants, and no broker has been retained to solicit the exercise of Warrants.

/2/ Before deducting expenses that will be incurred in connection with the Prospectus, estimated at approximately $40,000.

/3/ Proceeds to the Selling Stockholders may be lesser or greater, depending upon the market price of the Common Stock at the times when the Selling Stockholders sell their shares.

/4/ There can be no assurance that any Warrants will be exercised. The exercise of Warrants will be solicited by officers and directors of the Company on a "best-efforts" basis.

/5/ Includes 5,500,000 shares issuable upon exercise of Class A Warrants and Non-Public Warrants and 500,000 shares issuable upon exercise of Class B Warrants.


                             AVAILABLE INFORMATION

     A registration statement on Form SB-2 (the "Registration Statement") under the Securities Act of 1933, relating to the securities offered hereby has been filed by the Company with the Securities and Exchange Commission (the "Commission"), Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is made to such Registration Statement, exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as exhibits to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the Commission's principal offices in Washington, D.C., and copies of any part thereof may be obtained from the Commission upon the payment of certain fees prescribed by the Commission. The Company will provide without charge to each person who receives a Prospectus, upon written or oral request, a copy of any information that is incorporated by reference in this Prospectus. Requests should be directed to the Company at the address and/or telephone number set forth on the following page.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information concerning the Company may be inspected or copied at the public reference facilities at the Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices in New York, 7 World Trade Center, 13th Floor, New York, New York 10048, and in Chicago, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such documents can be obtained at the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     THE COMPANY FURNISHES ITS SHAREHOLDERS WITH ANNUAL REPORTS
CONTAINING
AUDITED FINANCIAL STATEMENTS CERTIFIED BY THE COMPANY'S INDEPENDENT
PUBLIC
ACCOUNTING FIRM AND SUCH OTHER REPORTS AT THE COMPANY DEEMS
APPROPRIATE.

                               PROSPECTUS SUMMARY
                               ------------------

     The following information is qualified in its entirety by reference to the more detailed information, including the Financial Statements and the Notes thereto, appearing elsewhere in the Prospectus.


THE COMPANY
-----------

     Dental Services of America, Inc. (the "Company"), formerly known as Campbell Capital Corp., was organized under the laws of the State of Delaware in January, 1987, for the purpose of providing a vehicle to raise capital and seek business opportunities. Effective as of July, 1996, the Company acquired 100% of the issued and outstanding capital stock of Dental Practice Administrators, Inc. ("DPA"), a Florida corporation which was formed in 1995 to engage in the business of operating dental centers. In conjunction with the acquisition of DPA, the Company changed its corporate name to Dental Services of America, Inc. References herein to the "Company" may be deemed to refer to Dental Services of America, Inc. and/or to its wholly-owned subsidiary, Dental Practice Administrators, Inc.

     The Company currently operates three dental centers, all of which are located in the South Florida area. Each dental center is located within or in close proximity to a high volume medical clinic. The medical clinics serve primarily Medicaid patients. The Company also operates a portable dental center.

     In most states, including Florida where all of the Company's dental centers are located, dental practices must be owned by a licensed dentist. In keeping with these legal requirements, the Company operates its dental centers through majority-owned subsidiaries, which are controlled by licensed dentists. The Company provides the required capital, and management and marketing services, allowing the dentists to focus on delivery of high quality dental care.

     The Company plans to open new dental centers in other Florida regions and additional locations in the greater Miami metropolitan area. The Company intends to expand its operations to other states as appropriate.

     The Company intends to position itself to capitalize on developing trends within the health care industry, such as the penetration of "managed care," by using the dental centers as a basis for the development of prepaid managed dental care plans.

        The Company has filed an application with the Florida Department of Insurance to establish a prepaid dental care plan in Florida. Management believes that participation in dental managed care will be critical to the long-term growth of the Company.

     The Company's principal executive offices are located at 12000 Biscayne Boulevard, Suite 108, Miami, Florida 33181, its telephone number is (305) 895-0716, and its telecopy number is (305) 895-0514.


RISK FACTORS
-------------

     Purchase of the securities offered hereby by exercise of the Warrants or by purchase of the Dental Preferred Stock involves a high degree of risk. See "Risk Factors."

SECURITIES OFFERED
------------------


 . 3,235,000 shares of Common Stock issuable upon exercise of Non-Public Warrants, at a price of $.50.

 . 500,000 shares of Common Stock and 500,000 Class B Warrants issuable upon exercise of Class A Warrants, at a price of $.50.

 . 500,000 shares of Common Stock issuable upon exercise of Class B Warrants, at a price of $1.00.

 .    5,000,000 shares of Dental Preferred Stock, at a price of $.10.

 . 1,765,000 shares of Common Stock to be sold from time to time by Selling Stockholders, at the prevailing market price at time of sale.

No minimum number of Warrants must be exercised for any of them to be exercised, and there is no assurance that any or all of such Warrants will be exercised.

SECURITIES OUTSTANDING AND TO BE OUTSTANDING/1/
-----------------------------------------------
                                                             TO BE OUTSTANDING,
                            OUTSTANDING AS OF               ASSUMING EXERCISE OF
                            DECEMBER 31, 1996                   ALL WARRANTS
                                                         (EXCEPT PRIVATE WARRANTS)
                                                   AND SALE OF ALL DENTAL PREFERRED STOCK
Common Stock                  7,320,000                         11,555,000

Preferred Stock                   0                              5,000,000

Non-Public Warrants           3,235,000                              0

Class A Warrants                500,000                              0

Class B Warrants                  0                                  0

Private Warrants              1,000,000                          1,000,000

USE OF PROCEEDS
---------------

     The proceeds which may be received by the Company upon exercise of Warrants and the sale of the Dental Preferred Stock will be used for (a) growth of the Company's business through internal growth and establishment of additional dental centers, (b) marketing programs, and (c) working capital. See "Use of Proceeds."

------------------------------

     /1/  See "Description of Securities."

SUMMARY FINANCIAL INFORMATION
-----------------------------

                DENTAL SERVICES OF AMERICA, INC. AND SUBSIDIARY
                        SELECTED FINANCIAL INFORMATION

                                                   Year ended            Three months ended
                                                  September 30,             December 31,

                                                  1995    1996            1995      1996
                                                  ----    ----            ----      ----
Income statement information:

Revenue                                      $      55  $ 625,485     $     8    $  231,166

Income (loss) before
 extraordinary item                             (2,145)  (275,043)     (1,142)     (208,334)

Earnings per share before
 extraordinary item                                -        (.046)        -           (.028)

Net income (loss)                               (2,145)  (275,043)     (1,142)     (208,334)

Earnings (loss) per share                          -        (.046)        -           (.028)

Balance sheet information
(at end of period):

Total assets                                     2,087    890,070         945       723,272

Stockholders' equity                         $  (7,973) $ 800,930     $(9,115)   $  592,596

                                 RISK FACTORS
                                 ------------

     An investment in the Common Stock pursuant to the exercise of Warrants or an investment in the Dental Preferred Stock involves a high degree of risk. Prospective investors should give careful consideration, among other items, to the following factors prior to exercising any Warrants or purchasing Dental Preferred Stock.

     Recent Acquisition; Limited Operating History.  The Company was organized
     ---------------------------------------------
in 1987 for the purpose of providing a vehicle to raise capital and seek business opportunities. The recent acquisition of DPA represents the Company's first acquisition of an operating business. DPA was organized and began operating dental centers in 1995, and its operations and revenues have been limited to date. The Company's operations are subject to all of the risks inherent in the establishment of a new business, particularly a new business in the highly competitive health care field. The likelihood the Company will be successful in its business operations must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with establishing a new health care business, including, without limitation, regulatory problems, unanticipated expenses and competition. Although the Company's management believes that the operation of a series of dental centers is an attractive business which offers opportunities for profits and growth, there can be no assurance that such business will prove to be a profitable business for the Company to engage in, or that the acquisition of DPA will be a beneficial acquisition for the Company.

     Lack of Diversification.  As of the date hereof, the operation of a series
     -----------------------
of dental centers in the State of Florida constitutes the Company's only business. The Company plans to expand its current business operation into other states and intends to develop and operate a series of prepaid managed dental care plans, but there can be no assurance as to when and if such expansion will occur. The Company is continuing to search for other business opportunities, but there can be no assurance that the Company will be able to identify or acquire other attractive businesses. Accordingly, the Company will be subject to the advantages and disadvantages caused by a lack of diversification.

     Government Regulations.  The dental industry and dental practices are
     ----------------------
regulated extensively at the state and federal levels. The Company does not control the practice of dentistry by the affiliated dentists or their compliance with the regulatory requirements directly applicable to dentists and their practices. The laws of many states prohibit non-dental entities (such as the Company) from practicing dentistry (which in certain states includes managing or operating a dental office), splitting professional fees with dentists, owning a dental practice or controlling the content of a dentist's advertising. The laws of many states also prohibit dentists from paying any portion of fees received for dental services in consideration for the referral of a patient. In addition, many states impose limits on the tasks that may be delegated by a dentist to dental hygienists and other staff members. These laws and their interpretation vary from state to state and are enforced by regulatory authorities with broad discretion. There can be no assurance that any review of the Company's business relationships by the courts or other regulatory authorities will not result in determinations that could adversely affect the operations of the Company or that the regulatory environment will not change to restrict the Company's existing or future operations. Further, there can be no assurance that the legality of the Company's long-term service, management and consulting agreements will not be successfully challenged or that enforceability of the provisions thereof will not be limited.

     The laws and regulations of certain states in which the Company may seek to expand may require the Company to change its contractual relationship with dentists in a manner that may restrict the Company's operations in those states or may prevent the Company from acquiring the assets of or managing dental practices in those states. Further, there can be no assurance that the laws and regulations of the state of Florida, in which the Company presently maintains operations, will not change or be interpreted in the future to either restrict or adversely affect the Company's relationship with dentists in that state.

     There can be no assurance that the Company will be approved for licensing as a prepaid managed dental care plan in any state, in which case the Company's expansion plans will be affected. State insurance laws and other governmental regulations establish various licensing, operational, financial and other requirements relating to the prepaid managed dental care plan business. State insurance departments and other regulatory agencies are typically empowered to interpret such laws and promulgate regulations applicable to the prepaid dental plan business. The laws and regulations relating to the prepaid dental plans are rapidly changing and have been the subject of numerous past and present legislative proposals, which could adversely affect the Company's ability to enter the prepaid managed dental care business and consequently, the Company's expansion plans.

     Competition.  The Company competes with other licensed dentists, as well as
     -----------
with other dental care management companies, the majority of which may have more capital, resources, expertise and experience than the Company. The Company expects to compete with other companies offering prepaid dental care services as well as other types of businesses in the health care industry, including insurance companies offering both prepaid managed dental care plans and indemnity dental care insurance, Health Maintenance Organizations (HMOs), self-funded employer plans, Preferred Provider Organizations (PPOs), and discount fee-for-service dental plans. The Company believes that the competition for prepaid managed dental care plans will continue to increase in the future and that insurance companies and HMOs in particular will continue to seek to enter the managed dental care benefits business and expand their dental care markets. Many of the Company's competitors will be better known to the public and have substantially greater financial and other resources than the Company. Pricing of the plans will be a significant competitive factor, especially with contracts that are awarded on a competitive bid basis. There can be no assurance that the Company will be able to compete with other companies or entities in the same line of business.

     Risks Associated with Expansion.  The success of the Company's expansion
     -------------------------------
strategy will depend on a number of factors including:

     (i) The Company's ability to affiliate with dentists to open new dental centers, the availability of suitable markets and the Company's ability to obtain good locations within those markets;

     (ii) The Company's ability to identify and affiliate with existing dental practices and to integrate such practices into the Company's existing operations;

     (iii) the availability of adequate financing to fund the Company's expansion strategy;

     (iv)   regulatory constraints.

There can be no assurance that the Company's expansion strategy will be successful, that modifications to the Company's strategy will not be required, that the Company will be able to manage effectively and enhance the profitability of additional dental centers or that the Company will be able to obtain adequate financing on reasonable terms to expand the number of dental centers.

     Risk of Providing Dental Services.  The dental centers provide dental
     ---------------------------------
services to the public and are exposed to the risk of professional liability and other claims. Such claims, if successful, could result in substantial damage awards to the claimants which could exceed the limits of any applicable insurance coverage. The Company does not control the practice of dentistry by the affiliated dentists or their compliance with the regulatory and other requirements directly applicable to dentists and their practices. Each affiliated dentist has undertaken, however, to comply with all applicable regulations and requirements, and the Company is indemnified under its long-term agreements for claims against the affiliated dentists. The Company will maintain liability insurance for itself and must be named as an additional insured party under the liability insurance policy required to be maintained by each affiliated dentist. However, a successful malpractice claim against the Company or an affiliated dentist could have a material adverse effect on the Company.

     Dividends.  The Company has never paid any dividends.  The Company intends
     ---------
to retain earnings to finance the growth and development of its business and does not anticipate paying cash dividends on its Common Stock in the foreseeable future.

     Health Care Reform.  Congress and certain state legislatures have
     ------------------
considered various types of health care reform, including comprehensive revisions to the current health care system. It is uncertain what legislative proposals will be adopted in the future, if any, or what actions Congress, state legislatures or third party payers may take in anticipation of or in response to any health care reform proposals or legislation. Health care reform legislation adopted by Congress or state legislatures could have a material adverse effect on the operations of the Company, and changes in the health care industry, such as the growth of managed care organizations and provider networks, many result in lower payment levels for the services of the affiliated dentists.

     Risk Factors Related to Purchase of Dental Preferred Stock.  It is not
     ----------------------------------------------------------
expected that any public trading market for the Dental Preferred Stock will develop, and purchasers of Dental Preferred Stock may be required to bear the risk of such investment for an indefinite period of time. Although Dental Preferred Stock is convertible into Common Stock, it is convertible at the rate of 50 shares of Dental Preferred Stock for each share of Common Stock. Thus, unless the market price of the Common Stock exceeds $5.00 per share (without adjustment for subsequent stock splits or stock dividends), the value of Common Stock received upon conversion of Dental Preferred Stock will be less than the amount paid to purchase the Dental Preferred Stock.

     Although the Dental Preferred Stock is entitled to receive cumulative dividends at the rate of $.01 per share per annum, there can be no assurance that such dividends will be paid.

     The liquidation preference of the Dental Preferred Stock is less than the purchase price of such stock. In the event of the liquidation of the Company, holders of Dental Preferred Stock will not recover their initial investment.

     Control by Insiders.  Assuming exercise of all Warrants (including Class B
     -------------------
Warrants to be issued upon exercise of Class A Warrants), the executive officers and directors of the Company and DPA and entities controlled by or affiliated with them will beneficially own approximately 25% of the outstanding Common Stock of the Company, and will likely be able to elect the Company's directors and thereby direct the policies of the Company. See "Principal and Selling Stockholders" and "Description of Securities."

     Future Sales of Common Stock. Five Million Twenty-Two Thousand (5,022,000)
     ----------------------------
shares of the Company's outstanding Common Stock and 3,735,000 Non-Public Warrants are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act"), and under certain circumstances may be sold without registration pursuant to such Rule. Five hundred fifty-seven thousand (557,000) of such shares and 625,000 of such Warrants are currently eligible for sale under Rule 144. The remaining 4,465,000 shares and 3,115,000 Warrants are eligible for sale under Rule 144 commencing in July, 1998. Shares issued upon exercise of Warrants subsequent to the date of this Prospectus and shares owned by Selling Stockholders which are being registered hereby are eligible for sale immediately pursuant to the Registration Statement of which this Prospectus is a part, but substantially all of the Selling Stockholders and holders of the Non-Public Warrants have agreed, in writing, with the Company, not to sell any shares issued upon exercise of such Warrants until after October 1, 1996, and thereafter, to limit their sale of shares issued upon exercise of Warrants to not more than 20% of their holdings of such shares every three months (computed on a cumulative basis). The Company is unable to predict the effect that sales made under Rule 144, or sales of shares issued upon exercise of Warrants, may have on the then prevailing market price of the Common Stock, although any substantial sale of restricted securities pursuant to Rule 144 or of shares issued upon exercise of Warrants may have an adverse effect.

     Non-Registration in Certain Jurisdictions of Shares Underlying the
     ------------------------------------------------------------------
Warrants; Need for Current Prospectus. Holders of Warrants may reside in
-------------------------------------
jurisdictions in which the Class B Warrants and the shares of Common Stock issuable upon exercise of the Warrants are not registered or qualified during the period that the Warrants are exercisable. In this event, the Company would be unable to issue shares of Common Stock and/or Class B Warrants to those persons desiring to exercise their Warrants unless and until the underlying securities could be qualified for sale in jurisdictions in which such purchasers reside, or an exemption to such qualification exists in such jurisdiction. In addition, warrant holders will not be able to exercise their Warrants, unless at the time of exercise the Company has a current prospectus covering the shares of Common Stock underlying the Warrants. No assurances can be given that the Company will be able to maintain a current prospectus or qualify these securities in certain statements. See "Description of Securities - Warrants."

     Authorization of Preferred Stock.  The Company's certificate of
     --------------------------------
incorporation authorizes the issuance of 10,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock.

     Five million (5,000,000) of such shares of preferred stock have been designated as Dental Preferred Stock. See "Description of Securities." An additional 5,000,000 shares of preferred stock remain available for designation and issuance. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its preferred stock other than the Dental Preferred Stock, there can be no assurance that the Company will not do so in the future. See "Description of Securities-Preferred Stock."

     Absence Active of Public Market; Arbitrary Determination of Exercise
     --------------------------------------------------------------------

Prices. The Company's Common Stock is quoted on the NASDAQ bulletin board and by the National Quotations Bureau. There is no assurance that an active market will be sustained. The exercise prices of the Warrants were established by the Company in 1987, in connection with the Company's initial public offering. The exercise price of the Non-Public Warrants was subsequently revised by the Company and such exercise prices are not necessarily related to the Company's current asset value, net worth or other established criteria of value. See "Description of Securities-Warrants" and "Plan of Distribution."

     Inability to Qualify, or Maintain Qualification, for Listing of Securities
     --------------------------------------------------------------------------
on NASDAQ System.  The Company expects that, following the exercise of
----------------
outstanding Warrants, the Company will apply to NASDAQ to have its Common Stock and Warrants listed on the NASDAQ System. For initial and continued inclusion on NASDAQ (i) the Company will have to have total assets of at least $4,000,000 for initial inclusion and maintain at least $2,000,000 in total assets for continued inclusion, and must have $2,000,000 in capital and surplus for initial inclusion and maintain $1,000,000 in capital and surplus for continued inclusion, (ii) the minimum bid price of the Common Stock will have to be $3.00 per share for initial inclusion and $1.00 per share for continued inclusion,
(iii) there will have to be at least 100,000 shares in the public float valued at $1,000,000 or more, (iv) the Common Stock will have to have at least two active markets makers, and (v) the Common Stock will have to be held by at least 300 holders.

     If the Company is unable to satisfy NASDAQ's maintenance requirements, its securities may not be listed on or may be delisted from NASDAQ. In such event, trading, if any, in the Common Stock and Warrants would be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." Consequently, the liquidity of the Company's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of the transactions, reduction in security analysts' and the news media coverage of the Company, and lower prices for the Company's securities than might otherwise be attained.

     Risk of Low-Priced Stock.  The Company's securities are subject to Section
     ------------------------
15(g) under the Securities Exchange Act of 1934 (the "1934 Act"), and the rules promulgated thereunder, which regulate the sale of "penny stocks." The Commission has adopted regulations which define a "penny stock" to be an equity security that has a market price (as therein defined) less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The rules also require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the rule may adversely affect the ability of broker-dealers to sell the Company's securities and may adversely the ability of holders of the Company's securities to sell any such securities in the secondary market.

                                USE OF PROCEEDS
                                ---------------

     The Company may receive up to a maximum of $1,867,500 gross proceeds from the exercise of outstanding Non-Public Warrants and Class A Warrants and a maximum of $500,000 gross proceeds from the exercise of Class B Warrants issuable upon exercise of Class A Warrants, assuming all such Warrants are exercised ($2,327,500 of aggregate net proceeds after deducting all expenses of registering the Common Stock underlying such Warrants). The Company may also receive up to a maximum of $500,000 of gross proceeds from the sale of the Dental Preferred Stock. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. There can be no assurance as to how many Warrants will be exercised, how many shares of Dental Preferred Stock will be sold, or as to the amount of proceeds, if any, the Company will receive. Accordingly, the Company's plans for the use of such proceeds must be extremely flexible.

     The Company intends to apply the proceeds from the exercise of the Warrants and the sale of the Dental Preferred Stock to the extent received, of which there can be no assurance, as follows:

                                              PERCENT OF
          APPLICATION                         NET PROCEEDS
          -----------                         ------------
          Acquisition and Development of
            Additional Dental Centers              50%
          Marketing/(1)/                           25%
          Working Capital/(2)/                     25%

     The foregoing percentages may vary depending upon the amount of proceeds received.

_______________________________

     (1) Includes salaries for marketing personnel as well as expenses for advertising and promotional materials, enrollment forms, member handbooks, and provider directories.

     (2) For general and administrative expenses, including payment of professional fees.

     The foregoing represents the Company's best estimate of the allocation of the net proceeds received upon the exercise of Warrants, based upon the current status of the Company's business operations, its current plans and current economic conditions. Future events, including the problems, delays, expenses and complications frequently encountered by early stage companies, as well as changes in regulatory, political and competitive conditions affecting the Company's business and the success or lack thereof of the Company's expansion and marketing efforts, may make shifts in the allocation of funds necessary or desirable.

     Prior to expenditure, the net proceeds will be invested in short-term interest bearing securities or money market funds.

                                CAPITALIZATION

     The following table sets forth the capitalization of the Company as of December 31, 1996 (and reflects the exercise of 1,745,000 Non-Public Warrants), and as adjusted to give effect to the issuance of 4,255,000 shares of Common Stock upon the exercise of Warrants, and issuance of 5,000,000 shares of Dental Preferred Stock.


STOCKHOLDERS' EQUITY:                          ACTUAL     AS ADJUSTED
--------------------                         -----------  ------------
  Common Stock, $.001 par value,
  25,000,000 shares authorized;
  7,320,000 shares issued and
  outstanding; 11,575,000
  shares issued and outstanding
  as adjusted (1)..........................  $    7,320    $   11,575

  Preferred Stock, $.01 par
  value, 10,000,000 shares
  authorized; no shares issued;
  5,000,000 shares issued as adjusted (1)..  $        0    $   50,000

  Additional Paid-in Capital...............  $1,305,653    $2,173,898
  Retained Earnings........................  $ (720,377)   $ (720,377)

    Total Stockholders' Equity.............  $592,596    $1,515,096

______________________

(1) "As Adjusted" amounts assume exercise of all 3,755,000 outstanding Non Public Warrants and Class A Warrants and all 500,00 Class B Warrants which are issuable upon exercise of Class A Warrants. "As Adjusted" amounts do not assume exercise of Private Warrants issued in July, 1996, which have an exercise price of $2.50 per share and expire in June, 2001. "As Adjusted" amounts also assume the sale of all 5,000,000 shares of Dental Preferred Stock.

                                   BUSINESS

HISTORY OF THE COMPANY
----------------------

     The Company was organized under the laws of the State of Delaware in January, 1987, for the purpose of providing a vehicle to raise capital to seek business opportunities. In July, 1996, the Company acquired 100% of the outstanding capital stock of Dental Practice Administrators, Inc. ("DPA"). In connection with such acquisition, the Company changed its corporate name from Campbell Capital Corp. to Dental Services of America, Inc.

     DPA was organized under the laws of the State of Florida in October, 1995, for the purpose of establishing and operating dental centers.


GENERAL
-------

     The Company currently operates four dental centers within medical clinics or in close proximity to medical clinics. The Company also operates a portable dental center which operates at various locations each week. All of such dental centers are located in the South Florida area. The medical clinics are high volume, treating primarily Medicaid patients. The Company provides the required capital and management and marketing services for each dental center, allowing the dentist to focus on delivering high quality dental care services.

     The Company will continue to be engaged in the start-up, acquisition and management of dental centers throughout the United States. The Company will use its dental centers as a base to enter the business of providing managed dental care services through the establishment of prepaid managed dental care plans.

     The Company plans to open new dental centers in other Florida regions, and additional locations in the greater Miami metropolitan area. Other potential states for the Company's expansion include Georgia, South Carolina, Alabama, Mississippi, Missouri and New Jersey.

     In most states, including Florida where all of the Company's dental centers are located, dental practices must be owned by a licensed dentist. In keeping with these legal requirements, the Company operates the dental centers through majority-owned subsidiaries which are controlled by licensed dentists. The Company generally owns the equipment and is the lessee of the premises where each dental center is located.

     The Company will continue to position itself to capitalize on the developing trends within the health care industry by using the dental centers as a base to develop and operate prepaid managed dental care plans throughout the geographic areas it services. Management believes that dental services will become increasingly subject to managed care arrangements. Therefore, participation in dental managed care will be critical to the long term future growth of the Company.

     The Company's business plan contemplates the establishment of regional and statewide networks of dental centers, managed and operated by the Company, and increasing the patient flow by contracting with third-party payers, health insurance companies, managed health care organizations and prepaid managed dental care plans. The Company has filed an application with the Florida Department of Insurance to operate a pre-paid dental plan in Florida, and anticipates filing similar applications, where required, in other states in the near future.

THE DENTAL PROFESSION AND DENTAL CARE INSURANCE
-----------------------------------------------

     The U.S. dental health care profession and industry are highly fragmented. According to the American Dental Association (ADA), there were approximately 138,000 active licensed dentists in the United States in 1991. In 1993, approximately 68% of the nation's private dentists were in solo practice and 20% were in two-person practices. The U.S. Office of National Health Statistics projects dental care spending will increase from $43.2 billion in 1993 to $90 billion by the year 2000. In 1995, $2 billion were paid for dental services with government funds, primarily through the Medicaid program. This state/federal program insures approximately 20% of the children in America. Most dentists currently do not accept Medicaid recipients as patients because of the lower reimbursement rates paid by the program. The Medicaid rate is generally about half of the usual and customary fee-for-service rate. The limited supply of dental services for Medicaid recipients presents an opportunity for high volume dental clinics which cater to this sector of the market.

     According to the National Association of Dental Plans, approximately 48% of the U.S. population, approximately 125 million people, have dental insurance benefits. Of those, only 18% were covered by a prepaid managed dental care plan and the remainder were in indemnity or similar type plans. Prepaid managed dental care plans have grown from approximately 7.8 million covered members in 1990 to an estimated 23.1 million in 1995, an annual compounded rate of approximately 24.3%. The enrollment growth of prepaid managed dental care plans has been attributed to the shifting of patients from higher priced indemnity insurance plans into lower cost managed care plans.

     Dental care insurance is the second most requested benefit by employees, after medical coverage. While historically, dental care coverage has not been an employee benefit customarily provided by employers, more companies are offering this benefit than ever before. According to Foster Higgins, a national employee benefits consulting firm, approximately 87% of employers with more than 200 employees, 63% of employers with 50-199 employees and 39% of employers with 10-49 employees offer dental coverage as an available employee benefit. Dental care insurance benefits generally cost about 10% of the cost of medical coverage. Dental coverage is generally offered separately from medical coverage and the employer frequently pays none, or only a portion, of the premium for the dental coverage. Most of those offering these benefits do so in the way of an indemnity dental insurance plan. This is similar to medical indemnity insurance plans in that the individual or the employer pays a premium for the dental insurance coverage and the insurance company pays or reimburses the dentist in whole or in part for the charges of the dental services. Dental indemnity insurance companies utilize mechanisms to control costs, such as deductibles, annual maximums, limiting charges for services and utilizing preferred providers that negotiate discounted fees for their services. While these mechanisms help control some costs to the insurance company, these mechanisms do not transfer significant risk to the dentist or provide significant incentives to the dentist to control costs or reduce fees. Furthermore, there are no incentives for the insured to utilize preventive dental services.


PREPAID MANAGED DENTAL CARE PLANS
---------------------------------

     Prepaid managed dental care plans pay a fixed monthly capitation payment to the dentist who provides dental services to the plan member at no cost to the member or at reduced fees (copayments) which are paid by the member. Under this scenario, the risk of high utilization is shifted to the dentist, although the dentist receives copayments for many covered services that are often greater than the direct costs of the service to the dentist, therefore reducing financial risk. This capitation method rewards efficient dentists who stress routine, preventive care and control their fixed expenses. Some prepaid managed dental care plans also offer specialty dental care at fixed copayments by the plan member. Unlike medical care, most dental care is provided by general dentists with some specialty care provided by orthodontists (specialists in correction of teeth alignment), endodontists (specialists in root canal therapy), oral surgeons (specialists in extraction), pedodontists (specialists in pediatric dentistry) and periodontists (specialists in gum-related treatment).

     Prepaid managed dental care plans are the fastest growing type of dental care benefit coverage. An increasing number of employers view this type of coverage as a way of offering their employees enhanced dental benefits at a reduced cost. Premium costs for prepaid managed dental care plans have been increasing at a lower rate than premium costs for traditional indemnity plans during recent years. The popularity of these plans is also attributed to the generally greater acceptance and utilization of managed care, and the increasing acceptance of capitated arrangements by dentists, which results in improved accessibility and convenience for plan members. Even though the acceptance level is increasing, in 1994 only 19% (26,000) of all active dentists were affiliated with prepaid managed dental care plans.

     The managed dental care benefits industry is in its early growth stage and is highly fragmented. According to the National Association of Dental Plans, in 1994, 40% of its members operating prepaid managed dental care plans were small, single-state companies. Members of prepaid managed dental care plans presently represent only 18% of those with dental coverage. This constitutes only 9% of the United States population. As more employers and individuals purchase dental care coverage and as employers and individuals trade-in their current indemnity policies for richer benefits and lower cost prepaid managed dental care plans, growth opportunities will develop for the Company in the managed dental benefits industry.

EXPANSION STRATEGY
------------------

     The Company's expansion strategy is two-pronged. One objective is to establish regional and statewide networks of dental clinics, managed and operated by the Company. The second objective is to increase the patient flow by contracting with third-party payers, health insurance companies, managed health care organizations, and through the establishment of Company-owned prepaid managed dental care plans.

     The Company intends to continue to expand its business operations through the establishment of dental centers within or in close proximity to established medical and health care related facilities. The Company may also seek to provide dental care services at certain institutional locations, such as schools and correctional facilities, through portable dental centers. The Company intends to continue to target underserved population centers. The Company anticipates offering its own network of dental centers on a fee-for-service and capitated basis to third-party payers, insurance companies and managed care organizations. In December, 1996, the Company applied for a limited prepaid health services license from the Florida Department of Insurance in the near future, and upon approval will use its existing dental centers to form the basis for such plan's network of providers. The same procedure will be followed to enter other states and regional geographic markets. States in which the Company is considering entering include Georgia, South Carolina, Alabama, Mississippi, Missouri and New Jersey.

     In order to build a profitable and successful full service dental services company, the Company will focus on achieving the following objectives:

     1. Establishing regional and statewide networks of high quality dental care centers, managed and operated by the Company.

     2. Contracting the networks with third-party payers, insurance companies and managed health care organizations.

     3. Establishing patient loyalty through high quality service, innovative marketing programs, and name recognition.

     4. Creating prepaid managed dental care plans which will utilize the Company's dental centers.


ESTABLISHMENT AND MANAGEMENT OF  DENTAL CENTERS
-----------------------------------------------

     The Company provides comprehensive management and marketing services to its dental centers. The Company's initial dental centers are all located in Florida. The Company operates these centers through management agreements with majority-owned subsidiaries which are controlled by licensed dentists. The type of agreement between dental centers and the Company will vary based on the regulatory provisions of the state in which the dental center is located. There are generally three types of agreements that the Company enters into:

     Service Agreements. Pursuant to the service agreement, the Company manages the business and marketing aspects of the dental center, provides capital, staff, facilities and equipment, supplies and inventory, patient scheduling, billing and collections services, legal and accounting services, and maintains all files and records.

     Management Agreements. The terms and conditions of the management agreement vary according to the statutory and regulatory requirements of the state in which the dental center is located. The services provided by the Company pursuant to the agreement are similar to those provided under the service agreements.

     Consulting Agreements. In a limited number of states, the Company may only provide consulting services to dental centers and may not manage the dental practice. The terms and conditions of the consulting agreement will differ significantly from the terms and conditions of the other types of arrangements described previously. The services provided by the Company will vary depending upon the regulatory requirements of the state in which the dental center is located.

     Key elements of the Company's operating strategy for its dental centers include:

     1. Increasing market penetration by providing patients with state-of-the-art dental facilities within or in close proximity to an existing health center at convenient locations.

     2. Achieving operating efficiencies and economies of scale through:

        a) dental centers which promote increased productivity through innovative designs and layouts:

        b) efficient use of dental assistants and other dental clinic personnel;

        c) centralized purchasing and distribution programs which allow for greater discounts on dental products through volume purchasing;

        d) standardized operating support systems and training programs which increase efficiency and allows all the dental centers to offer the same high quality dental care services;

        e) a management information system ("MIS") which links the dental centers to third-party payers, insurance companies and managed health care organizations;

        f)   efficient return and recall procedures.

     DESIGN OF DENTAL CLINICS.  The dental centers are generally located
     ------------------------
inside medical clinics or in very close proximity to such clinics. Substantially all of the dental centers have partitions strategically placed between the dental chairs which allows for certain equipment to be shared between chairs. This creates a clinically efficient environment whereby expenses for equipment and employees are reduced.

     Freestanding dental centers will be opened or acquired only in locations that are in close proximity to large medical facilities or locations which, through managed health care contracts or other such arrangements, will have an
assured flow of patients.   The Company is also planning to develop portable
dental centers, which can be transported to institutional locations to provide services to patients residing at or attending such institutions.

     STAFFING AND SCHEDULING.  Dental centers are generally operated during the
     -----------------------
hours that the medical clinics are open for business. In dental centers where the volume of patients is low, the dental center is only open during certain days and hours each week, allowing the dentists to work at other facilities during the off days. This allows dentists to rotate to different facilities and utilize their time in the most efficient manner. Patients are scheduled based on the rotation schedule, if applicable. At all times during normal business hours, all centers have dentists, receptionists or dental staff to assist with appointments and emergency situations. During the off hours or days, the appointments are scheduled through other open dental centers which receive the telephone calls through call forwarding, a toll-free number, and an integrated appointment scheduling system.

     The scheduling system groups appointments by the type of procedure. The operational systems in place enable each dentist to treat an optimal average of 21 patients per eight hour patient treatment day. In addition, certain time periods will be dedicated to dental maintenance and follow-up care, and two standard preventive care dental visits will be scheduled annually.

     MARKETING.  The Company generally advertises and markets the services of
     ---------
the dental centers through direct mail, community civic and religious organizations, telephone contact and direct patient contact with written materials during visits to the medical clinics in which the dental centers are located. The Company recruits additional business through churches, health fairs, public and private schools and other community and civic events. As the Company grows and is able to offer its services in larger geographic areas, advertisements through electronic and print media will be used.

     PURCHASING AND DISTRIBUTION.  The Company presently purchases all dental
     ---------------------------
equipment, office supplies, forms and supplies in bulk for all the dental centers. The equipment and supplies are all available from more than one supplier, and the Company will not be dependent upon any particular vendor. The Company purchases through negotiated arrangements which provide the best possible prices through volume purchasing. As the number of dental centers increases, the Company will renegotiate all contracts and arrangements to receive greater discounts and establish drop-shipments in an effort to reduce storage of unused inventory and supplies.

DENTAL FACILITIES; PRINCIPAL EXECUTIVE OFFICE
---------------------------------------------

     The Company currently operates seven dental centers in the South Florida area. All clinics are operating in leased premises, under leases with initial terms of between two and four years, within one or more options for additional years. The Company has not experienced significant difficulty in finding suitable locations for its dental clinics.

     The Company leases 1,088 square feet of office space at 12000 Biscayne Boulevard, Miami, Florida for use as its principal executive office. The lease extends through May, 1998.

ESTABLISHMENT OF PREPAID MANAGED DENTAL CARE PLANS
--------------------------------------------------

     The second part of the Company's strategy is to establish prepaid managed dental care plans in the markets in which the Company operates dental centers. Through the prepaid managed dental care plans, the Company will negotiate contracts with health care plans, self-insurance groups, and other third-party payers to provide dental care services to their members and patients. The prepaid managed dental care plans will offer employers and individuals a full range of comprehensive dental care plans. The strategy includes contracting with other prepaid managed dental care organizations to provide dental care services for their members at the Company's dental centers. These contracts will help increase the dental clinics' patient flow and revenues.

     Key elements of the Company's operating strategy for its managed dental care plans include:

     OFFERING A FULL RANGE OF COMPREHENSIVE DENTAL CARE PLANS. By offering a broad range of dental care benefit plans, each of which provides a different level of dental coverage, the Company will be able to attract various groups of members and health care plans. The Company will tailor the benefits offered by the plans to meet the various needs of its customers.

     PROVIDING HIGH QUALITY DENTAL CARE THROUGH EXTENSIVE NETWORKS. The basis for the Company's networks will be the Company's dental centers. While the Company will attempt to direct as many members as possible to its dental centers, additional dental practitioners in the service areas will be recruited. The Company's strategy is to have an extensive dental care network in each of its markets. In order to establish its provider networks, the Company will hire professional provider relations representatives who will be assigned to a concise geographic area.

     UTILIZING MULTIPLE CHANNEL MARKETING EFFORTS. The Company will market its prepaid managed dental care plans through i) its own direct sales force for medium to large size employers, professional and civic organizations and contracts with managed care organizations; ii) established networks of independent insurance brokers to small employers and individuals; iii) through health, property and casualty, and other insurance companies for individuals; and (iv) through other managed health care plans.


BENEFIT PLANS

     PREPAID MANAGED DENTAL CARE PLANS.  Under each of the dental care plans, a
     ---------------------------------
premium is paid to the Company for the type of coverage selected. Premiums are paid by the employer, the employee (usually through payroll deductions), the individual or the managed health care organization (for services to their member). Once a premium is paid, all patients being covered by the premium become members of the dental care plan. A portion of the premium is then prepaid to Company, affiliated dental centers or to dentists on the Company's panel of providers for the dental care of the members.

     The prepayments of services (capitated payments) require the panel service providers, which are the Company-affiliated dental centers or independent dentists, to provide certain basic dental procedures at no additional charges. In some cases, depending on the benefits level selected by the member, small per visit copayments will be charged by the providers. Some plans require larger copayments for more complicated services and procedures. Some plans cover specialty services which may be performed by specialists participating as panel providers. The Company does not anticipate assuming underwriting or insurance risks under these plans, as most services provided are prepaid to the providers on a capitated basis.

     The Company's prepaid managed dental care plans will be tailored to meet the needs of the Company's customers and will range from plans having higher levels of benefits and premiums to basic, low cost plans. The members or the contracting managed health care organizations select the plans and the providers at enrollment time. They are then enrolled in the plan for a one year period, subject to cancellations by the members.

     DUAL CHOICE PLANS.  Because of market demand, the Company expects to create
     -----------------
a dual choice plan to attract the sector of the market seeking the alternatives to receiving services solely from the selected provider on the Company's panel. These are plans which offer the managed dental care plan offered by the Company and an indemnity insurance plan underwritten by an insurance company, but marketed and administered by the Company under an agreement with the underwriting insurer. This offers the potential customers flexibility when there are subscribers outside the service area of the Company's plans.

     Presently, a limited number of states require the prepaid managed dental plans be offered only as part of dual choice plans. Dual choice plans will allow the Company to offer its plans in areas where the dental provider network is not fully developed or there is a lack of dental practitioners available to participate in the network.

     Under the dental indemnity portion of the dual choice plan, members pay deductibles and copayments (coinsurance). These payments are generally higher than those under the prepaid managed dental care plans, but the member is allowed to receive services from any dentist of their choice.

     The Company's arrangements with the insurance company are expected to be that the Company will retain at least 10% of the premiums and then pay the remainder to the insurance company. The insurance company may also receive a small percentage of the managed dental care plan's portions of the premiums (usually less than 2%).

     PRIVATE LABEL PLANS.  The Company intends to offer customized plans and
     -------------------
services through contractual arrangements with Health Maintenance Organizations
(HMOs) and insurance companies. These plans will be marketed by the HMO or the insurance company but will be fully serviced through the Company's dental care organization and network. This will provide an ideal opportunity to increase the utilization of the Company's affiliated dental clinics.

     Under these plans, the HMO or the insurance company sells the Company's dental plan developed specifically for the members of the HMO or the insurance company's policyholder. The HMO or insurance company pays the monthly premiums and the Company provides the agreed upon services for the HMOs members or the insured. This plan will be very effective in recruiting business from Medicaid HMOs as they generally are unable to contract with enough dental practitioners willing to accept Medicaid recipients. Dental practitioners generally do not accept Medicaid HMO members because of the lower reimbursement or capitation level. By using the Company's affiliated dental clinics for most of the services, the Company is in an ideal position to capitalize on this market niche.

     DISCOUNTED DENTAL NETWORK PLANS.  This plan allows managed care
     -------------------------------
organizations to use the Company's provider network in exchange for a fixed capitation fee per member authorized to use the Company's network of providers. Under this plan, the members of the managed care organization use the Company's dental network and pay a reduced rate to the providers. The Company does not pay any of the capitation to the providers and administers the program for the managed care organization in exchange for the premiums paid.

ESTABLISHMENT OF PROVIDER NETWORKS
----------------------------------

     The Company intends to use its affiliated dental centers as the basis to form extensive provider networks. The Company believes that it can attract and retain sufficient general and specialist dentists in its panel of providers in all of the markets in which the Company will establish prepaid managed dental care plans. Dentists will be attracted to the Company's dental care plans by the many benefits they derive from participating as plan providers, including:

     1)  flexible capitation rate structures;

     2) the timely remittance of capitation checks, allowing for a favorable cash flow situation;

     3) additional plan members' revenue to the dentist in the form of copayments for certain services provided by the dentist;

     4) increased practice profitability through the Company's ability to provide additional patients to the dentists. This eliminates open "chairtime," which according to the American Dental Association is the number one reason dentists join dental plans as providers;

     5)  no collection risks associated with fee-for-service patients;

     6) reduced marketing expenses as a result of additional patients received by the dentist from the Company;

     7) reduced administrative expenses through reduced paperwork by not having to fill-out insurance forms or other documentation required by third-party payers;

     8) the Company's maintenance of member history and accurate eligibility information;

     9) retention of existing patients seeking to lower dental expenses through managed dental care participation.

     Prior to contracting with a dentist, the Company will review the dentist's credentials and the dental facility. A quality management team will conduct an on-site visit of the facility in which the dentist practices. Selection of dentists for the Company's provider networks will be based upon the dentist's training and license, the condition and capabilities of the dental facility, and the dentist's patient care record.

     After determination by the Company that the dentist meets the standards of the dental care plan, initial certification is issued, making the dentist a panel provider. Patient satisfaction surveys will be conducted to assure that panel providers are maintaining the dental plan's quality standards.

     All providers, except for Company-affiliated dental centers, are independent from the Company and provide service to plan members pursuant to the terms and conditions of the contract between the Company and the provider. Contracts with providers will be non-exclusive and may be terminated by the Company or by the provider with 90 days written notice.

     The Company will support its providers through administration policies and procedures manuals, local, regional and corporate service support, provider discussion groups on creating better relations with patients and provider satisfaction surveys which allow for provider input into the Company's operations.

SALES AND MARKETING
-------------------

     The Company will market its prepaid managed dental care plans through:

     1) its own direct sales force, which will focus on medium to large size employers, self-insurance groups, professional and civic organizations which would like dental care coverage for their members, managed care organizations seeking private label plans or discounted provider network plans, and other insurance companies which can offer the Company's dental care plans on a contracted marketing basis to their policyholders;

     2) established networks of independent insurance brokers, who will target small employers and individuals with which they have existing relationships;

     3) health, property and casualty, and other insurance companies, which will use their network of insurance agents to market additional coverage to their existing policy holders in exchange for a percentage of the premiums.

     4) other health care plans, which will advise their members of the opportunity to obtain dental coverage (not provided by such plans) from the Company's dental care plans.

     The Company's management expects to pursue contracts with managed health care organizations (HMOs, PPOs and PHOs) and other health insurance companies to offer its prepaid managed dental care plans as an additional benefit to its members or policy holders. This will not only assist in meeting the Company's managed dental care plans growth goals but will also increase the patient flow in the affiliated dental centers.

     Due to increasing demand for prepaid managed dental care plans by multi-state employers, the Company will attempt to seek other prepaid managed dental care companies wishing to enter into marketing alliances with the Company in an effort to jointly market to prospective multi-state employers. The Company will seek companies that do not have a presence in the Company's primary markets.

     In all sales presentations and marketing brochures, the Company will stress:

     1) the extensive network of quality providers, including the Company's affiliated dental centers;

     2)  the benefits offered by the different plans available;

     3) the broad range of price levels available, based on the level of covered services;

     4) the low cost in comparison to indemnity plans as well as competing prepaid managed dental care plans;

     5)  its customer service approach to providing services;

     6) the support the Company gives network providers, which allows for quality dental care from all panel providers.

     The Company will have a customer service department that will focus on member retention. This department will handle all customer complaints, disenrollment requests, member inquiries and other aspects of customer satisfaction.

COMPETITION
-----------

     The business of providing dental care services through clinics is very competitive, though highly fragmented. Each dental center will compete with dentists who maintain single offices or operate satellite offices, as well as with dentists who maintain group practices or operate in multiple offices. The dental centers will compete with general and specialist dental practitioners, as well as with other health care related companies and medical care centers which decide to implement the Company's current strategy of developing dental care centers within existing health care facilities. While there can be no assurances, management believes that it will be able to effectively compete in the dental marketplace because of the marketing programs and operational systems that are currently being used and developed.

     While the Company competes with other dental practitioners, the Company is not aware of any other companies currently using the Company's strategy of developing and managing dental centers within established medical centers and facilities. The Company is not aware of any other company operating within medical care centers with the high Medicaid volume that the Company is experiencing.

     The Company's prepaid managed dental care plans will compete in a highly competitive marketplace. The competitors include more than 150 existing local and regional prepaid managed dental care plans across the United States; large insurance companies able to offer both managed dental care benefits and dental indemnity insurance; managed health care organizations that also offer dental benefit programs; self-insured employers with their own facilities and dental programs; dental preferred provider organizations; and discounted fee-for-service dental network plans.

     The key factors which affect those selecting a managed dental care plan include:

     1)  the price of the dental plans in relation to the services offered.

     2)  the broad range of dental benefits the plans offer,

     3)  the size of the dental plan's provider network,

     4)  the quality of care provided by the dental plan's providers,

     5)  the treatment of customers by the dental plan's representatives.

     Price competition may be the most important factor in dealing with employers who pay for the benefit, government contracts which are generally awarded on a competitive bidding basis, and contracts with other managed health care companies and private label insurers.

     The largest prepaid managed dental care companies in the United States include Cigna Dental Plans, Prudential Dental Plans, Delta Dental Plans, CompDent Corp., United Dental Plans, First Commonwealth and Safeguard Health Enterprises, all of which are public companies except for Delta Dental Plans.
In addition to the above-named companies, Oral Health Services, a privately held company with more than 500,000 members and International Dental Plans, a subsidiary of a public company with more than 200,000 members, will compete with the Company in Florida.

     Even though larger, more experienced and better financed companies will compete with the Company for business, the Company believes that, through its dental clinics and through the development of extensive provider networks and innovative marketing programs, it will be able to compete with other companies for customers.

GOVERNMENT REGULATIONS AND LEGAL ISSUES
---------------------------------------

     The field of dentistry is highly regulated, and there can be no assurance that the regulatory environment in which the Company operates will not change significantly in the future.

     Every state imposes licensing and other requirements on individual dentists, dental facilities, dental services and dental managed care plans. In addition, federal and state laws regulate third party payers for dental services. Every state imposes insurance and prepaid managed dental care plan licensing laws and regulations which establish licensing, financial, operational, marketing and other requirements relating to prepaid managed dental care plans. The state insurance departments and other regulatory agencies typically interpret such laws and promulgate regulations applicable to the prepaid managed dental care business. In the future, the Company may become subject to compliance with additional regulations.

     The operation and management of the dental centers must meet federal, state and local regulatory standards in the areas of health and safety. Those standards have not had any material affect on the operation of the dental centers or the operations of the Company. Based on management's familiarity and knowledge of the operations of the dental centers and the activities of the affiliated dentists, management believes that the dental centers and the dentists are in compliance in all material respect with all applicable federal, state and local laws and regulations relating to health and safety.

     The laws of many states prohibit dentists from splitting fees with non-dentists and prohibit non-dental entities (such as the Company) from practicing dentistry, and from employing dentists or, in certain circumstances, dental assistants. The laws of some states prohibit advertising dental services under a trade or corporate name and further require that all advertisements of dental services be in the name of the dentist providing the services. A few states also regulate the content of advertisements of dental services and the use of promotional gift items to attract new clients.

     Some states limit the ability of a non-licensed dentist or non-dentist to own or control equipment or offices used in a dental practice. Some of the states allow leasing of equipment and office space to a dental practice, under a bonafide lease, if the equipment and office remains in the complete care and custody of the dentist. Management believes, based on its familiarity and knowledge of the operations of the Company and the activities of the affiliated dentists, that the Company's current and planned activities do not violate these statutes and regulations. There can be no assurance, however, that future interpretation of such laws, or the enactment of new laws, will not require structural and organizational modifications of the Company's existing contractual relationship with the affiliated dentists or the operation of the dental clinics. In addition, statutes in some states could restrict expansion of the Company's operations in those jurisdictions.

     Some states restrict the Company to conducting business through a contractual arrangement with an indemnity insurance company or a licensed HMO, which would be less advantageous and profitable than offering prepaid managed dental care plans directly to the public at large. In some states, the licensing process for prepaid managed dental care plans may require up to two years to obtain final approval, and six months to obtain approval of an acquisition. While this could adversely affect the Company's ability to expand and maintain the planned growth, this regulatory environment also impacts the conduct and expansion prospects of other prepaid managed dental care plans which could compete with the Company once the Company is duly licensed.

     The Company regularly monitors changes in laws and regulations relating to the dental industry, dentistry and the business of prepaid managed dental care plans. The Company may be required to modify its agreements, operations and marketing from time to time in response to changes in the business and regulatory environment. The Company plans to structure all of its agreements, operations and marketing in accordance with applicable laws and regulations, although there can be no assurance that its arrangements will not be successfully challenged or that required changes may not have a material adverse effect on operations or profitability. Failure of the Company's prepaid managed dental care plans to maintain regulatory compliance could adversely affect the Company's ability to conduct its business and may result in (i) revocation of the Company's prepaid managed dental care plans' licenses, (ii) enrollment limitations, and/or (iii) limits on the Company's ability to receive the proper approval for new products, premium increases or market expansions.


EMPLOYEES
---------

     As of the date hereof, the Company has five (5) affiliated dental practitioners, six (6) dental assistants, and a total of 25 employees. None of the Company's employees are members of a labor union, and the relationship between the Company and its employees is favorable. The Company provides various incentives and benefits to its employees, such as a stock option plans and a 401(k) plan.

LITIGATION
----------

     The Company is not currently a party to any litigation, nor to the knowledge of management is any litigation threatened against the Company which may materially affect the Company.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Year ended September 30, 1996 compared to September 30, 1995

         Results of Operations

         Subsequent to its initial public offering, the Company invested most of its capital in Asbestos Management Enterprise, Inc., which investment was lost. Since that time, and until the acquisition of Dental Practice Administrators, the principal activity of the Company was to conserve its assets for use in connection with a businesses acquisition.

         Total revenue were $625,485 for Fiscal 1996 as compared to $55, $52, $35 and $172 for Fiscal 1995, 1994, 1993 and 1992 respectively. Total revenues was derived from the operations of the Company's dental clinics. The majority of these revenues are a result of billing the State of Florida Medicaid program for services rendered to their clients on a fee for service basis. Total revenue prior to Fiscal 1996 consisted primarily of interest income.

         The cost of operating the dental clinics operations in Fiscal 1996 was $409,680. Selling, general and administrative expenses for Fiscal 1996 were $495,529 as compared to $2,145 and $7,385 in Fiscal 1995 and 1994 respectively.

         The Company incurred a net loss of $275,043 for Fiscal 1996, as compared to a net loss of $2,145 for Fiscal 1995 and $7,783 for Fiscal 1994. The Company has postured itself for future growth. The costs related to starting new dental clinics, acquiring existing clinics and establish managed care plans are a significant burden on revenues. Until the hoped for growth of the clinical operations and the approval, start up and successful operation of the managed care subsidiaries occurs, the Company will continue to incur net losses due to it's corporate overhead.

Three Months ended December 31, 1996 and 1995

         Total revenues for the quarter ended December 31, 1995 consisted entirely of interest income. Total revenues, for the quarter ended December 31, 1996 was derived, in large part, from the operations of the Company's dental clinics. The majority of these revenues are a result of billing the State of Florida Medicaid program for services rendered to their clients on a fee for service basis. Revenues for the quarter ended December 31, 1996 were $231,166, and the related expenses for that period were $442,936. This resulted in a loss from operations of $211,770 before other income and expenses.

         The Company continues to incur losses from operations. The losses from clinical operations for the quarter ended December 31, 1996 were approximately $76,034. The Company's individual clinics are at or below breakeven in most cases. None of the Company's clinics has been in operation for longer than 12 months. Many dental practices require a much longer period to achieve a significant client base and reach a breakeven point. The overhead attributable to the clinics results in the additional losses in clinical operations.

         As the Clinics mature, and if their profitability increases, the clinical operations should tend towards profitability. This tendency to profitability may be temporarily affected unfavorably by any start up new locations. Conversely, Management intends to identify and acquire existing profitable practices that will allow immediate improvements to the profitability of the clinical operations. No assurance can be made that such practices can be identified, or successfully negotiated for, or integrated profitably into the Company's current structure. Further, when, and if, the Company is granted a license to operate a dental health maintenance organization, Management believes, that significant revenue will be derived from utilizing the Company's clinics to service the plan's patients. Management anticipates that the Company's subsidiary, DentAll Plans of Florida, Inc., will be granted a license to operate as a Dental Health Maintenance Organization by the end of the first quarter of 1997. However, no assurance can be made that upon the granting of such license, and the commencement of operations of the DentAll Plan, that sufficient profitable clients will be direct to the Company's clinics to reverse the current financial trend.

         As the Company proceeds through the license period in regards to its application with the State of Florida for a Dental Health Maintenance Organization, it is incurring significant costs without any related revenue. The Company foresees these expenses will continue until such time as a license is granted. Further, cost and expenses will accelerate on a material basis upon the granting of a licenses to DentAll Plans of Florida. As DentAll begins marketing to future members and prior to the time of those members joining the plan, significant outflows will occur.

         The Company has postured itself for future growth. The costs related to starting new dental clinics, acquiring existing clinics and establish managed care plans are a significant burden on revenues. Until the hoped for growth of the clinical operations and the approval, start up and successful operation of the managed care subsidiaries occurs, the Company will continue to incur net losses due to its overhead and in maintaining the ongoing expenses related to its expansion plans.

                                  MANAGEMENT
                                  ----------

DIRECTORS AND EXECUTIVE OFFICES
-------------------------------

     The following table set forth certain information concerning the directors and executive officers of the Company and DPA. Each person listed below holds identical positions with the Company and DPA, unless otherwise specified.


         NAME                        AGE                               POSITION
         ----                        ---                               --------
Paulo Dominguez                       27                  Director

Roger Prieto, D.D.S.                  32                  Director, Vice President, Chief Dental
                                                          Officer



Hershel Krasnow                       73                  Director

Robert M. Leopold                     70                  Director

Paul A. Rothman                       50                  President, Chief Executive Officer

Sujit Shyam                           26                  Secretary

     Directors of the Company are elected at the annual meeting of stockholders and hold office until the following annual meeting and until their successors
are elected and qualified.   Mr. Dominguez, Dr. Prieto and Dr. Sierra were
elected to the Board of Directors of the Company in July, 1996. Mr. Krasnow and Mr. Leopold have served as Directors of the Company since its inception. All officers serve at the discretion of the Board of Directors.

     Set forth below is a brief summary of the background of each director and executive officer.

          PAULO DOMINGUEZ, is the founder of DPA. Prior to founding DPA, Mr. Dominguez was Operations Manager for Advanced Attention Dental Care, a Miami, Florida dental clinic, from 1993 to 1995. From 1991 to 1993, Mr. Dominguez was general manager of an orthodontic dental practice based in Sunrise, Florida.

          ROGER PRIETO, D.D.S., serves as the Company's Vice President and Chief Dental Officer. He was the Staff Dentist at Morris Heights Health Center from 1995 to 1996, when he joined the Company. He obtained his Doctor in Dentistry from University of Central East Dominican Republic in 1989 and a D.D.S. degree from New York University College of Dentistry in 1994. He has practiced dentistry in the Dominican Republic and since moving to the United States in 1990, practiced as a dental assistant in Miami, Florida and Providence, Rhode Island prior to obtaining his D.D.S. degree.

          HERSHEL KRASNOW has been a senior vice president of Josephthal Lyon & Ross, Incorporated, an investment banking firm, since April, 1990. Mr. Krasnow has been in the investment banking business for over 30 years. He is a director of Windsor Capital Corp. Mr. Krasnow is also a director of International Asset Management Group, Inc., one of the principal shareholders of the Company.

          ROBERT M. LEOPOLD has been President of Huguenot Associates, Inc., a financial and business consulting company, since 1977, and Chairman of the Board of International Asset Management Group, Inc. since 1983. Huguenot Associates, Inc. is a wholly owned subsidiary of IAMG. From June 1982 to December 1990, Mr. Leopold held various positions with Insituform of North America, Inc., including Vice Chairman (1982-1986), Chief Executive officer (1986 - 1989), Chairman (1986
- - 1987) and Advisor to the Chairman (1989 - 1990). Mr. Leopold was also a director of Insituform Mid-America, Inc. Mr. Leopold is currently a consultant to Insituform Technologies, Inc. Mr. Leopold is a director of H.E.R.C. Products Incorporated, Infodata Systems, Inc., Windsor Capital Corp., and Standard Security Life Insurance Company of New York, a wholly owned subsidiary of Independence Holding Company.

          PAUL A. ROTHMAN was appointed President of the Company in October, 1996. Mr. Rothman has more than 25 years of experience working in healthcare, public and private project development and management. From December, 1994 through August, 1996, he served as Executive Director of Frontier Health Services, a Florida start-up prepaid Medicaid HMO. From August, 1994 to December, 1996, he served as a consultant to Independent Living Care, Inc., and assisted a Florida HMO in developing corrective strategies to comply with applicable Florida regulations. From February, 1991 to June 1994, Mr. Rothman was Vice President of Medical Sciences Group, Inc., a manufacturer of cardio respiratory contact monitoring and software systems based in Hollywood, Florida.

           SUJIT SHYAM has served as Secretary of the Company since From 1994 to 1995 he was an account executive for Metropolitan Life Insurance Company. From 1990 to 1994 he was general merchandise manager for Follet Corporation in Miami, Florida.

COMMITTEES
----------

       The Board of Directors has established an Executive Committee, an Audit Committee and a Compensation Committee. The Executive Committee will receive regular reports from the Chief Operating Officer regarding the business operations of the Company and will supervise the operations of the Company between meetings of the Board of Directors. Paulo Dominguez and Hershel Krasnow serve as members of the Executive Committee. The Audit Committee will review with the Company's independent accountants, the scope of their audit and their report thereon. The Compensation Committee will review and approve the compensation of executive offices and responsible for administering the
Company's stock option plans.   Dr. Carolina Sierra and Hershel Krasnow serve as
members of the Audit Committee and of the Compensation Committee. Mr. Krasnow serves as Chairman of the Executive Committee, the Audit Committee and the Compensation Committee.


DIRECTOR COMPENSATION
---------------------

     Directors will receive a directors fee of $200 per meeting for each Board of Directors meeting attended and $100 per meeting for each committee meeting attended.

     In addition, all directors will receive stock option grants on an annual basis under the 1996 Director Stock Option Plan. Five-year options to purchase 10,000 shares of the Company Common Stock will be automatically granted to each director on October 1 of each year, starting October 1, 1996, at an option price equal to the market price of the Common Stock on the date of the grant.
Existing directors have each been granted five-year options to purchase 10,000 shares of Common Stock at an option price equal to the market price as of the date of such grant, and directors appointed to the Board of Directors in the future will also be granted options to purchase 10,000 shares of common stock when they are appointed to the Board, at an option price equal to the market price of the Common Stock as of the date of their appointment to the Board. In addition, directors will be granted options to purchase 5,000 shares for each committee of which they are a member and options to purchase 10,000 shares for serving as chairman of a committee. As of the date of this Prospectus, options to purchase 105,000 shares at an exercise price of $.50 per share and 105,000 shares at an exercise price of $1.75 per share have been granted under the Director Plan.

STOCK OPTION PLANS
------------------

     The Company's Board of Directors and shareholders have adopted two stock option plans (the "Plans"). Pursuant to the 1996 Director Stock Option Plan (the "Director Plan"), options to acquire a maximum of the greater of 500,000 shares or 5% of the number of shares of Common Stock then outstanding may be granted to directors of the Company. Pursuant to the 1996 Employee Stock Option Plan (the "1996 Plan"), options to acquire a maximum of the greater of 1,000,000 shares of Common Stock or 10% of the number of shares of Common Stock then outstanding may be granted to executive officers, employees (including employees who are directors), independent contractors and consultants of the Company. Options to purchase 105,000 shares at an exercise price of $.50 per share and an additional 105,000 shares at $1.75 per share have granted under the Director Plan. Options to purchase 155,000 shares at prices ranging from $.50 to $1.75 per share have been granted to employees and consultants of the Company under the 1996 Plan. The Company is in the process of finalizing additional grants of options to certain consultants. The foregoing amounts do not include up to an additional 500,000 options which may be granted to such consultants.

     The Plans are administered by the Compensation Committee of the Board of Directors. The Compensation Committee will determine which persons will receive options and the number of options to be granted to such persons. The Director Plan also provides for annual mandatory grants of options to directors. See "Management - Director Compensation." The Compensation Committee will also interpret the provisions of the Plans and make all other determinations that it may deem necessary or advisable for the administration of the Plans.

     Pursuant to the Plans, the Company may grant Incentive Stock Options ("ISOs") as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), and Non-Qualified Stock Options ("NQSOs"), not intended to qualify under Section 422(b) of the Code. The price at which the Company's Common Stock may be purchased upon the exercise of options granted under the Plans will be required to be at least equal to the per share fair market value of the Common Stock on the date particular options are granted. Options granted under the Plans may have maximum terms of not more than 10 years and are not transferable, except by will or the laws of descent and distribution. None of the ISOs under the Plans may be granted to an individual owning more than 10% of the total combined voting power of all classes of stock issued by the Company unless the purchase price of the Common Stock under such option is at least 110% of the fair market value of the shares issuable on exercise of the option determined as of the date the option is granted, and such option is not exercisable more than five years after the grant date.

     Generally, options granted under the Plans may remain outstanding and may be exercised at any time up to three months after the person to whom such options were granted is no longer employed or retained by the Company or serving on the Company's Board of Directors.

     Pursuant to the Plans, unless otherwise determined by the Compensation Committee, one-third of the options granted to an individual are exercisable upon grant, one-third are exercisable on the first anniversary of such grant and the final one-third are exercisable on the second anniversary of such grant. However, options granted under the Plans shall become immediately exercisable if the holder of such options is terminated by the Company or is no longer a director of the Company, as the case may be, subsequent to certain events which are deemed to be a "change in control" of the Company. A "change in control" of the Company generally is deemed to occur when (i) any person becomes the beneficial owner of or acquires voting control with respect to more than 20% of the Common Stock (or 35% if such person is a holder of Common Stock on the effective date of the Offering); (ii) a change occurs in the composition of a majority of the Company's Board of Directors during a two-year period, provided that a change with respect to a member of the Company's Board of Directors shall be deemed not to have occurred if the appointment of a member of the Company's Board of Directors is approved by a vote of at least 75% of the individuals who constitute the then existing Board of Directors; or (iii) the Company's stockholders approve the sale of all or substantially all of the Company's assets.

     ISOs granted under the Plans are subject to the restriction that the aggregate fair market value (determined as of the date of grant) of options which first become exercisable in any calendar year cannot exceed $100,000.

     The Plans provide for appropriate adjustments in the number and type of shares covered by the Plans and options granted thereunder in the event of any reorganization, merger, recapitalization or certain other transactions involving the Company.

     In addition to the foregoing Plans, the Company has issued an option to purchase 300,000 shares of the Company's Common Stock at $.50 per share to a consultant.

EXECUTIVE COMPENSATION AND EMPLOYMENT AGREEMENTS
------------------------------------------------


     No officer, director or employee of the Company received compensation in excess of $100,000 during the fiscal year ended September 30, 1996, or during any prior fiscal year, and no officer, director or employee is expected to receive compensation in excess of $100,000 during fiscal 1996. Prior to the Company's acquisition of DPA in July, 1996, Mr. Hershel Krasnow served, without compensation, as the Company's chief executive officer.

     Mr. Paulo Dominguez, a director of the Company and President of DPA, is employed by the Company pursuant to a three-year employment agreement extending through June 30, 1999. The agreement provides for a base salary of $50,000 during the first year, $55,000 during the second year, and $60,000 during the third year. One-fourth of Mr. Dominguez's first year salary will be paid on a deferred basis during the second year. Dr. Roger Prieto, President and Chief Dental Officer, is also employed pursuant to a three year employment agreement, providing for annual salaries of $30,000, $36,000 and $42,000. One-fourth of Dr. Prieto's first year salary will be paid on a deferred basis. Sujit Shyam is also employed pursuant to a three year employment agreement, providing for annual salaries of $37,500 during the first year, $45,000 during the second year, and $50,000 during the third year. One-fourth of Mr. Shyam's first year salary is deferred until the second year. Such persons were not officers or employees of the Company and received no compensation from the Company during its last fiscal year ended September 30, 1995. Mr. Paul Rothman was appointed President of the Company in October, 1996, and currently receives a salary of $80,000 per year.


                                INDEMNIFICATION
                                ---------------


DELAWARE GENERAL CORPORATION LAW
--------------------------------

     Subsection (a) of Section 145 of the Delaware General Corporation Law ("GCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 of the GCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     GCL Section 145 further provides that indemnification provided for by
Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in the capacities set forth above, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     Subsection (b)(7) of Section 102 of the GCL empowers a corporation to eliminate or limit the personal liability of a director to such corporation or its stockholders for monetary damages for breach of fiduciary duty as a director other than (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 of the GCL (which provides that under certain circumstances directors shall be jointly and severally liable for willful or negligent violations of provisions regarding the unlawful payment of dividends or unlawful stock repurchases or redemptions); or (iv) for any transaction from which the director derived an improper personal benefit.


CERTIFICATE OF INCORPORATION
----------------------------

     Article Tenth of the Company's Certificate of Incorporation provides that the Company shall indemnify those persons entitled to be indemnified, to the fullest extent permitted by Section 145 of the GCL.

     Article Ninth of the Company's Certificate of Incorporation has adopted the provisions of GCL Section 102(b)(7).


SECURITIES AND EXCHANGE COMMISSION POLICY
-----------------------------------------

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                      PRINCIPAL AND SELLING STOCKHOLDERS
                      ----------------------------------

PRINCIPAL STOCKHOLDERS
----------------------

     The following table sets forth certain information concerning stock ownership of all persons known by the Company to own beneficially 5% or more of the outstanding shares of the Company's Common Stock, each director, the Company's Chief Executive Officer, and all officers and directors of the Company, as a group, as of the date of this Prospectus, and their percentage ownership of Common Stock after exercise of all outstanding Class A Warrants and of all Class B Warrants issuable upon exercise of Class A Warrants, and exercise of all stock options granted to directors and employees of the Company.

                                            BEFORE EXERCISE OF WARRANTS           AFTER EXERCISE OF OPTIONS AND WARRANTS/1/
                                            ---------------------------           -----------------------------------------
NAME AND ADDRESS OF                                             PERCENT OF                                     PERCENT OF
BENEFICIAL OWNER                         NO. OF SHARES         COMMON STOCK        NO. OF SHARES/2/           COMMON STOCK
-------------------                      -------------         ------------        ----------------           -------------
International Asset                           484,000                6.6%               1,569,000                 13.1%
Management Group, Inc./3/
1101 96th Street
Miami, FL 33154

Paulo Dominguez                               600,000                8.2%                 640,000                  5.3%
12000 Biscayne Blvd., #108
Miami, FL 33181

Roger Prieto, D.D.S.                          200,000                2.7%                 220,000                  1.8%
12000 Biscayne Blvd., #108
Miami, FL 33181

Hershel Krasnow/3/                            484,000                6.6%               1,649,000                  13.8%
1101 96th Street
Miami, FL 33154

Robert M. Leopold/3/                          484,000                6.6%               1,589,000                  13.3%
4 Gilder Street
Larchmont, NY 10504

Paul A. Rothman                                50,000                 .7%                 100,000                    .8%
12000 Biscayne Blvd., #108
Miami, FL 33181

Sujit Shyam                                   200,000                2.7%                 215,000                   1.8%
12000 Biscayne Blvd., #108
Miami, FL 33181

All officers and directors as a group
(6 persons)                                 1,534,000               22%                 2,889,000                  26.5%

/1/ Assumes exercise of all 3,755,000 Outstanding Non-Public Warrants and Class A Warrants and exercise of 500,000 Class B Warrants. Also assumes all Directors and officers exercise all stock options which have been granted under the Director Plan and the 1996 Plan.

/2/ Includes shares to be issued upon exercise of options to officers and directors in the following amounts: Dominguez - 30,000; Prieto - 20,000; Sierra - 40,000; Krasnow - 80,000; Leopold - 20,000; Rothman - 50,000;
     Ewen - 25,000; Shyam - 15,000.

/3/ Mr. Krasnow and Mr. Leopold, as officers and directors of International Asset Management Group, Inc. ("IAMG") may be deemed to be beneficial owners of the Common Stock of the Company owned by IAMG. The officers, directors and principal shareholders of IAMG are as follows:

                                            NO. OF SHARES      PERCENT OF COMMON
      NAME             POSITION          BENEFICIALLY OWNED          STOCK
      ----             --------          ------------------          -----
Hershel Krasnow        Director                 2,813                  --

Claire Krasnow         Shareholder            278,288                 3.3%

Robert M. Leopold      Officer,               659,360*                7.8%
                       director,
                       shareholder

Richard J. Tucker      Shareholder            500,000                 5.9%

Paulo Dominguez        Shareholder            460,000                 5.4%

     Hershel Krasnow and Claire Krasnow are husband and wife. Mr. Krasnow does not have voting power over and disclaims beneficial ownership with respect to the shares owned by his wife.

     *Excludes 70,515 shares of common stock owned by Mr. Leopold's wife. Mr. Leopold does not have voting power with respect to such shares and disclaims beneficial ownership thereof.


SELLING STOCKHOLDERS
--------------------

     In addition to registering 3,735,000 shares of Common Stock issuable by the Company upon exercise of Warrants, the Company is registering an additional 1,765,000 shares of Common Stock which may be sold by the Selling Stockholders listed below. All of such shares were purchased from the Company by the Selling Stockholders upon the exercise of Non-Public Warrants, which such Selling Stockholders acquired from IAMG. Subject to restrictions set forth in "lock-up letters" executed by the Selling Stockholders (See "Plan of Distribution"), the Selling Stockholders may sell such shares of Common Stock from time to time, while the Registration Statement of which the Prospectus is a part remains effective, at the market price of such Common Stock prevailing at the time of sale, at prices related to such prevailing market price, or at negotiated prices. None of the Selling Stockholders is an officer or director of, or has any material relationship with the Company. All costs incurred in connection with registering the shares being sold by the Selling Stockholders are being borne by the Company. The Company will not pay any commissions incurred in connection with sale of the common stock.

                                       Shares of
                                      Common Stock           Shares of Common Stock           Shares of Common
                                      Owned Before          to be Offered for Selling         Stock to be Owned
 Name of Selling Stockholder            Offering            Stockholder's Account/(1)/       After Offering/(2)/
-----------------------------        ----------------      ----------------------------     ---------------------
Andrea Allen                               25,000                  25,000                                  0
William J. Arnone                          50,000                  50,000                                  0
Melvin Axler                               50,000                  50,000                                  0
Baja Investments                           20,000                  20,000                                  0
Harold Blue*                              287,000                 100,000                            187,000
James and Mindy Cassel                     50,000                  50,000                                  0
Robert Chahine                             10,000                  10,000                                  0
William Dioguardi                          25,000                  25,000                                  0
Dowdeswell Investments Corp.               25,000                  25,000                                  0
Dunvegan Mortgage Corp.                    50,000                  50,000                                  0
Richard Friedman*                         100,000                 100,000                                  0
William Gehshan                            25,000                  25,000                                  0
Gibbons Trading, Inc.                      25,000                  25,000                                  0
Hashu Gidoomal                             25,000                  25,000                                  0

                                        Shares of
                                       Common Stock          Shares of Common Stock           Shares of Common
                                       Owned Before         to be Offered for Selling         Stock to be Owned
 Name of Selling Stockholder             Offering           Stockholder's Account/(1)/       After Offering/(2)/
-----------------------------        ----------------      ----------------------------     ---------------------
Alfredo Gonzalez                           10,000                    10,000                             0
Steven and Sandra Gordon                   20,000                    20,000                             0
Eric Hanson*                              100,000                   100,000                             0
Sam and Phyllis Harte                      50,000                    50,000                             0
Christine Hassuk Rev. Trust                25,000                    25,000                             0
Intergalactic Growth                      100,000                   100,000                             0
J.W. Charles Financial Corp.               50,000                    50,000                             0
Kenneth Liberman                           25,000                    25,000                             0
Ellery McLanahan                           20,000                    20,000                             0
Richard Newburg                            25,000                    25,000                             0
Alan O'Connor                              25,000                    25,000                             0
Randolph Pace*                            100,000                   100,000                             0
Don J. Perez*                             100,000                   100,000                             0
Hermann and Virginia Poh                   25,000                    25,000                             0
PSM Investment Partners                    50,000                    50,000                             0
Jerome T. Price*                           75,000                    75,000                             0
P.T.C. Finance, Ltd.                       50,000                    50,000                             0
Mildred Rostholder                         50,000                    50,000                             0
Henry Rothman                              25,000                    25,000                             0
Alan Sakowitz                              25,000                    25,000                             0
Sandra Schwemmer                           50,000                    50,000                             0
Joseph Smith                               25,000                    25,000                             0
Martin Snyder                              20,000                    20,000                             0
Jay Solowsky                               25,000                    25,000                             0
Michael Stary                              25,000                    25,000                             0
Spiros Corp.                               20,000                    20,000                             0
Michele Suppes                             25,000                    25,000                             0
Michael and Lishka Wittels                 25,000                    25,000                             0
Martin Zilber                              20,000                    20,000                             0
                                                                  ---------
                                                                  1,765,000

(1) The Company is registering for sale all shares of Common Stock owned by each Selling Stockholder which were acquired pursuant to the exercise of Non-Public Warrants.

(2) Assumes each Selling Stockholder sells all shares registered for sale. Certain Selling Stockholders also own Non-Public Warrants to purchase shares of Common Stock and may exercise such Warrants after the date of this Prospectus, and may sell the shares of Common Stock issuable upon such exercise otherwise than pursuant to this Prospectus.

(*) Each Selling Stockholder owns less than 1% of the Company's outstanding Common Stock except those indicated by an asterisk (*), each of whom owns less than 5% of the Company's Common Stock.

                             CERTAIN TRANSACTIONS
                             --------------------


     In July, 1996, the Company acquired 100% of the outstanding capital stock of DPA in a transaction in which the shareholders and certain other persons who had made investments in or provided services to DPA acquired from IAMG 4,370,000 shares of the Company's common stock and 1,820,000 Non-Public Warrants formerly held by IAMG. Persons receiving securities of the Company in such transaction include Paulo Dominguez (665,500 shares and 500,000 Warrants), Roger Prieto, D.D.S. (400,000 shares), Carolina Sierra, M.D. (78,750 shares and 41,250 Warrants), and Sujit Shyam (400,000 shares). Mr. Dominguez subsequently transferred 65,500 shares and 40,000 Warrants and transferred 460,000 Warrants to IAMG in exchange for 460,000 shares of IAMG common stock; Dr. Prieto subsequently transferred 200,000 shares; and Mr. Shyam subsequently transferred 200,000 shares.


                           DESCRIPTION OF SECURITIES
                           -------------------------

COMMON STOCK
------------


     The Company has 25,000,000 shares of authorized Common Stock, $.001 par value per share, of which 7,320,000 shares are issued and outstanding. Each outstanding share of Common Stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at meetings of the stockholders.

     The holders of Common Stock (i) have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights, or redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of stockholders.

     A total of 4,235,000 shares of Common Stock are reserved for issuance upon exercise of Non-Public Warrants, Class A Warrants and Class B Warrants; 3,235,000 shares may be issued upon exercise of outstanding Non-Public Warrants, 500,000 shares may be issued upon exercise of Class A Warrants, and 500,000 shares may be issued upon exercise of Class B Warrants. An additional 1,000,000 shares are reserved for issuance upon exercise of the recently issued Private Warrants. See "Description of Securities - Warrants." All shares of Common
           ---
Stock issuable upon exercise of Warrants pursuant to this Prospectus, when issued, will be legally issued, fully paid and non-assessable.

     The holders of shares of Common Stock of the Company do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors of the Company if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of the Company's directors.

PREFERRED STOCK
---------------

     The Company has 10,000,000 shares of authorized preferred stock, par value $.01 per share, none of which are outstanding. The preferred stock is issuable in series, each of which may vary, as determined by the Board of Directors, as to the designation and number of shares in such series, the voting power of the holders thereof, the dividend rate, redemption terms and prices, the voluntary and involuntary liquidation preferences, and the conversion rights and sinking fund requirements, if any, of such series.

     The Board of Directors has designated 5,000,000 shares of the Company's authorized preferred stock as Dental Preferred Stock, and has authorized the issuance of such Dental Preferred Stock to licensed dental practitioners and other dental professionals, including licensed dentists, dental office, managers, dental assistants, and dental hygienists. Prospective purchasers of Dental Preferred Stock must be approved by a committee created by the Board of Directors. Shares of Dental Preferred Stock will be offered and sold at a price of $.10 per share.

     Each share of Dental Preferred Stock will be entitled to 1/50th (.02) of a vote, voting together with the Common Stock. The Dental Preferred Stock is entitled to receive a cumulative dividend of $.01 per share per annum, payable annually to recordholders as of October 25 of each year. Dividends are payable, at the option of the Company, in cash or in Common Stock of the Company, valued at the average bid price for such Common Stock for the 30 trading days prior to the record date.

     The Dental Preferred Stock is convertible into Common Stock at any time, at the option of the holder, at the rate of 50 shares of Dental Preferred Stock for each share of Common Stock. The Company may call the Dental Preferred Stock for redemption at any time at $.11 per share. Upon call for redemption, holders of Dental Preferred Stock will have the right, for 30 days, to convert their shares of Dental Preferred Stock into shares of Common Stock.

     The Dental Preferred Stock has a liquidation preference equal to its par value ($.01 per share).

     The existence of authorized, but unissued, preferred stock might tend to discourage persons or entities wishing to acquire control of the Company or might tend to encourage persons seeking control of the Company to negotiate terms of a proposed acquisition with the Company's management. A request by an outsider for approval of a transaction may pose an unavoidable conflict of interest for some officers and members of the Board of Directors. For example, they may be confronted with the prospect of losing their positions on the Board of Directors or as officers of the Company if the transaction is consummated, notwithstanding the fact that the terms of the proposed transaction may be favorable to stockholders. Also, if the Board of Directors does not approve a proposed transaction, a determined tender offeror may elect to proceed with his offer and the resulting combination may be more difficult and consequently more expensive. As a result, the price offered to stockholders may be lower than would normally be the case.

WARRANTS
--------

     The Company has outstanding 3,235,000 Non-Public Warrants. Each Non-Public Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $.50. The Non-Public Warrants expire June 29, 1997.

     The Company has outstanding 500,000 Class A Warrants. Each Class A Warrant entitles the holder thereof to purchase one share of Common Stock and one Class B Warrant at an exercise price of $.50. The Class A Warrants expire June 29, 1997.

     The Company issued 5,000,000 Non-Public Warrants to IAMG in 1987, each of which entitled IAMG to purchase one share of the Company's Common Stock for $2.50 per share until January 7, 1990. The 500,000 Class A Warrants were issued by the Company in June, 1987, as part of its initial public offering, and originally were to expire on June 29, 1990. The expiration date of both the Non-Public Warrants and the Class A Warrants were subsequently extended to June 29, 1997.

     In connection with the Company's acquisition of DPA and the distribution of certain Warrants formerly held by IAMG to the shareholders of DPA, the exercise price of such Warrants was reduced to $.50 per share, and the period during which such warrants are exercisable was extended to June 29, 1997. Similarly, the period during which outstanding Class A Warrants are exercisable was extended until June 29, 1997. Thus, the exercise price and expiration date of the 5,000,000 Non-Public Warrants formerly held by IAMG are identical to the exercise price and expiration date of the 500,000 Class A Warrants issued pursuant to the Company's initial public offering. In addition to the 1,820,000 Non-Public Warrants distributed by IAMG in connection with the acquisition of DPA, IAMG has also sold 2,555,000 Non-Public Warrants to a limited number of accredited investors, and, as of the date of this Prospectus, such investors have exercised 1,765,000 of such Warrants.

     The 500,000 Class B Warrants, which would be issued upon exercise of Class A Warrants, are exercisable until June 29, 1998, and will entitle the holder thereof to purchase one share of Common Stock at an exercise price of $1.00. The period during which Class B Warrants are exercisable was extended at the same time the period during which Class A Warrants may be exercised was extended.

     The exercise price of the Class A Warrants issued in 1987 and the Class B Warrants were arbitrarily determined by the Company, and bear no relationship whatsoever to the Company's assets, earnings, book value or any other objective standard of value. Among the factors considered by the Company at that time were the Company's lack of operating history, the amount of capital to be contributed by public investors relative to the amount of stock to be retained by the existing shareholder, the Company's capital requirements, and the then-current market conditions in the over-the-counter market. In connection with the Company's acquisition of DPA in July, 1996, the Company revised the exercise price of 5,000,000 warrants held by IAMG and subsequently transferred to the stockholders of DPA and certain in other persons, and conformed the exercise price and expiration date of such warrants to the price and terms of the Class A Warrants held by public holders.

     The appropriate exercise price and the number of shares purchasable upon exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits or combinations, reclassifications, a merger terminating the Company's existence, or a sale of all or substantially all of the Company's assets. The Warrants will terminate in the event of the complete liquidation and dissolution of the Company. No fractional shares will be issued upon the exercise of the Warrants, but the Company will pay the cash value of any fractional shares otherwise issuable. No adjustments as to dividends (except stock dividends) will be made upon any exercise of the Warrants. The exercise period of all Warrants may be extended at the discretion of the Company. Holders of Warrants, as such, do not have any voting or other rights conferred upon shareholders of the Company.

     The Non-Public Warrants, Class A Warrants and Class B Warrants may be redeemed in whole or in part at any time and from time to time, at the Company's option, upon thirty (30) days written notice at the redemption price of $.01 per Warrant.

     Warrants can be exercised by surrendering to the Warrant Agent, or to the Company at its principal executive office, a warrant certificate signed by the holder thereof or his duly authorized agent indicating such holder's election to exercise all, or a portion of, the Warrants evidenced by such certificate. Surrendered warrant certificates must be accompanied by payment of the aggregate appropriate Exercise Price of the Warrants to be exercised, which payment may be in the form of cash or check (subject to collection) equal to such exercise price. All cash or checks so received by the Warrant Agent shall be delivered by the Warrant Agent to the Company. The Company has authorized and reserved for sale the shares of Common Stock purchasable upon exercise of the Warrants. When delivered, such Common Stock shall be fully paid, nonassessable, and in registered form.

     The Company intends to register the shares of Common Stock underlying the Warrants only in certain states. Thereafter, as Warrants are exercised, the Company will use its best efforts to register or qualify the shares deliverable upon exercise in the state wherein the holder resides, if the securities law of such state so requires. If, however, the Company is unable to or does not otherwise qualify the shares of Common Stock underlying the Warrants in those states will have no choice but to sell their Warrants prior to expiration. Holders of Warrants may write or call the Company for a list of the states in which the shares underlying the Warrants are qualified.

     The Company believes that it may be unable to qualify the shares of Common stock in most states because of the cost of such qualification or registration, statutory requirements that may have to be met by the Company and state securities requirements making the sale of such stock unlawful in those states.

     While Warrants are outstanding, the terms on which the Company can obtain additional capital may be adversely affected and the warrant holders may be expected to exercise the Warrants at times when the Company could obtain needed capital by an offering of securities on terms more favorable than those provided by the Warrants.

     The foregoing outline is subject to the provisions of the Warrants themselves. Copies of the forms of Warrants have been filed as exhibits to the Registration Statement of which this Prospectus is a part. Reference is made to such exhibits for a detailed description of the provisions thereof that are summarized herein.

     Effective as of July 17, 1996, the Company issued 1,000,000 private warrants (the "Private Warrants") to its principal stockholder, International Asset Management Group, Inc. ("IAMG"), in consideration for past consulting and administrative services provided by IAMG, for which compensation had never been paid. Each Private Warrant entitles the holder thereof to acquire one share of the Company's Common Stock at an exercise price of $2.50. The Private Warrants expire on June 29, 2001, and are callable for 1/2c per Warrant upon 15 days notice.


                          CERTAIN MARKET INFORMATION
                          --------------------------


     The Company's Common Stock and Class A Warrants have been quoted from time to time on the NASDAQ bulletin board. Prior to the Company's recent acquisition of DPA, only sporadic trading of the Company's Securities had occurred since its initial public offering in 1987. Since the aquisition of DPA, there has been increased trading in the Company's securities. The Company recently applied to have its Common Stock listed on the NASDAQ bulletin board and recently changed the symbol for its Common Stock to "FLOS." The Company expects to apply to have its securities listed on the NASDAQ Small Capitalization Market in the event it meets the qualifications for such listing.


         The following sets forth the range of high and low bid quotations for the periods indicated as reported by National Quotation Bureau, Inc. Such quotations reflect prices between dealers, without retail mark-up, markdown or commission and may not represent actual transactions.

                                             High Bid                  Low Bid
                                             --------                  -------

July 1, 1996 through September 30, 1996       $3.00                    $  .375

October 1, 1996 through December 31, 1996      2.875                     1.50

     Of the Company's outstanding securities, 5,022,000 shares of Common Stock and 3,735,000 Warrants are "restricted securities" as that term is defined by Rule 144, promulgated pursuant to the Securities Act of 1933, as amended. Generally, under Rule 144, a person who has satisfied a two year holding period may, under certain circumstances, sell within any three month period a number of shares or warrants which do not exceed the greater of (i) one percent of the outstanding shares or warrants of that class, or (ii) the average weekly trading volume for the four calendar weeks prior to such sale. Any person who at the time of such sale has held restricted securities for at least three years and is not then, and for the preceding three months was not an affiliate of the Company may sell such restricted securities without regard to the requirements of Rule
144. Four hundred eighty-four thousand (484,000) of the above-referenced shares of Common Stock are currently available for sale under Rule 144, provided that the other requirements of the rule are satisfied at the time of such sale. The remaining 4,465,000 shares of Common Stock will be available for sale under Rule 144 in July, 1998. In addition, such shares and Warrants may also be sold in private transactions which are exempt from registration under the Securities Act of 1933.

     An aggregate of 6,000,000 shares of Common Stock are reserved for issuance upon the exercise of Non-Public Warrants and Class A Warrants that are outstanding and Class B Warrants which are as yet unissued. Exercise of a substantial number of Warrants could adversely affect the market price of the Common Stock. Shares of Common Stock issuable upon exercise of the Warrants are not "restricted securities" and may be sold immediately; provided, however, substantially all of the holders of the Non-Public Warrants have agreed with the Company not sell any of the shares of Common Stock issuable upon exercise of such Warrants until after October 1, 1996, and thereafter, not to sell any more than 20% of the shares issued upon exercise of such Warrants during each subsequent three-month period, computed on a cumulative basis; i.e., holders of
                                                               ----
Non-Public Warrants or shares of Common Stock issuable upon exercise of such Warrants may sell a maximum of 20% of their shares issuable upon exercise of such Warrants between October 1, 1996 and January 1, 1997; up to 40% of their shares prior to April 1, 1997; up to 60% of their shares prior to July 1, 1997; up to 80% of their shares prior to October 1, 1997; and all of such shares after October 1, 1997.

     An additional 1,000,000 shares of Common Stock are reserved for issuance upon exercise of Private Warrants at $2.50 per share.


     As of February 28, 1996, the Company had approximately 100 record holders of its Common Stock and believes that there are more than 100 beneficial holders of its Common Stock.

     THE TRANSFER AGENT FOR THE COMMON STOCK AND THE CLASS A WARRANTS IS AMERICAN STOCK TRANSFER AND TRUST COMPANY, 40 WALL STREET, 46TH FLOOR, NEW YORK,
NEW YORK  10005.


DIVIDENDS
---------

     The Company has never paid dividends on its Common Stock. The Company presently intends to retain future earnings, if any, to finance the growth of its recently acquired health care business and does not anticipate that any cash dividends will be paid on the Common Stock in the foreseeable future. A dividend of $.01 per share is payable annually with respect to the Dental Preferred Stock. Such dividend is payable in cash or in Common Stock of the Company.


                             PLAN OF DISTRIBUTION
                             --------------------

     The Company is offering 3,735,000 shares of its Common Stock which may be issued upon exercise of outstanding Non-Public Warrants and Class A Warrants, and 500,000 shares of its Common Stock which may be issued upon exercise of Class B Warrants which are issued upon exercise of Class A Warrants. The Exercise Price for each Non-Public Warrant (which entitles the holder to purchase one share of Common Stock) and for each Class A Warrant is $.50. The exercise price for each Class B Warrant (which entitles the holder to purchase one share of Common Stock), is $1.00. In addition, certain Selling Stockholders may sell up to a total of 1,765,000 shares of Common Stock which shares have been issued upon prior exercise of Warrants.

     The Company is also offering up to 5,000,000 shares of its authorized but unissued Dental Preferred Stock at a price of $.10 per share. The Dental Preferred Stock may be sold by the Company, from time to time, only to licensed dental practitioners and other dental professionals, including licensed dentists, dental officer managers, dental assistants and dental hygienists. Prospective purchasers of Dental Preferred Stock must be approved by a committee created by the Board of Directors.

     The purpose of the Dental Preferred Stock is to assist the Company in recruiting and establishing alliances with dental professionals throughout the nation who are in a position to assist the Company in its plan to establish a chain of dental clinics.

     No underwriter has been engaged or will participate in soliciting the exercise of Warrants or in distributing the shares of Common Stock to be sold by Selling Stockholders, or in selling shares of Dental Preferred Stock.

     The Company's officers and directors will solicit, without compensation or remuneration, exercise of the Warrants on the prices and terms stated herein. The Company will send prospectuses to all record owners of the Company's outstanding Warrants, including holders of the 500,000 Class A Warrants which were registered in the Company's prior public offering. If such persons express interest in exercising such Warrants, a representative of the Company will instruct the person to complete the Warrant Exercise Form and forward it, together with the necessary funds to the Warrant Agent or to the Company's principal office. The Company's officers and directors will also offer and sell, without compensation, shares of Dental Preferred Stock to eligible dental practitioners and professionals. Mr. Hershel Krasnow, a director of the Company who may participate in soliciting the exercise of Warrants and the sale of Dental Preferred Stock, is an associated person of Josephthal Lyon & Ross, Incorporated, a registered broker/dealer. Josephthal Lyon & Ross, Incorporated is not involved in this offering.

     Subject to the restrictions described below, the Common Stock to be sold by the Selling Stockholders may be sold from time to time, in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, privately negotiated transactions or through sales to one or more broker-dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales of Common Stock. Selling Stockholders have agreed with the Company, in writing, not to sell any shares issued upon exercise of Warrants until after October 1, 1996, and thereafter, to limit their sale of shares issued upon exercise of Warrants to not more than 20% of their holdings of such shares every three months (computed on a cumulative basis); i.e., holders of Non-Public Warrants or shares
                          -----
of Common Stock issuable upon exercise of such Warrants may sell a maximum of 20% of their shares issuable upon exercise of such Warrants between October 1, 1996 and January 1, 1997; up to 40% of their shares prior to April 1, 1997; up to 60% of their shares prior to July 1, 1997; up to 80% of their shares prior to October 1, 1997; and all of such shares after October 1, 1997.

     At the time a particular offer of securities is made by or on behalf of a Selling Stockholder to the extent required, a Prospectus will be distributed which will set forth the number of shares being offered at the terms of the offering. Sales of Common Stock by Selling Stockholders or even the potential of such sales would likely have an adverse effect on the market prices of the securities offered hereby.

     There has been no established public trading market for the Company's outstanding Common Stock or Class A Warrants. It is possible that a public trading market for the Company's Common Stock and Warrants may develop following the date of the Prospectus. It is also possible that holders of registered and/or unregistered Warrants may elect to sell such Warrants in private transactions, and such Warrants may be exercised by the purchasers thereof. It is not anticipated that any established public trading market for the Dental Preferred Stock will develop.

     Solicitation of the exercise of Warrants is being made on a "best efforts" basis, and no minimum number of Warrants must be exercised for any of them to be exercised. The Company intends to use its best efforts to maintain a current registration statement with respect to the Common Stock underlying the Warrants until June 29, 1998, or until all outstanding Warrants have been exercised or redeemed, whichever first occurs. The securities offered hereby will be registered for sale in only a limited number of states.



                          TRANSFER AND WARRANT AGENT
                          --------------------------

     American Stock Transfer and Trust Company, 40 Wall Street, New York, NY 10005, serves as the Company's Transfer and Warrant Agent. Certificates for Warrants may be surrendered for exercise at the office of the Transfer and Warrant Agent.


                                 LEGAL MATTERS
                                 -------------

     Joel Bernstein, Miami, Florida, has acted as counsel to the Company in connection with the issuance of common stock pursuant to the exercise of Warrants and has rendered an opinion as to the legality of the securities being offered hereby.



                                    EXPERTS
                                    -------

     The financial statements of Dental Services of America, Inc. included herein and elsewhere in the Registration Statement have been included herein and in the Registration Statement in reliance upon the report of Harvey Judkowitz, Certified Public Accountant, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                              FURTHER INFORMATION
                              -------------------

     The Company has filed with the Securities and Exchange Commission, Washington, D.C. (the "Commission"), a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the securities contained in the Registration Statement as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and to the schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not complete, and where such contract or other document is an exhibit to the Registration Statement, each such statement is deemed to be qualified and amplified in all respects by the provisions of the exhibit.

                       DENTAL SERVICES OF AMERICA, INC.

                         INDEX TO FINANCIAL STATEMENTS

Dental Services of America, Inc. and                                     F-1
   Subsidiaries Consolidated Financial
   Statements  - September 30, 1996

   Report of Independent Certified Public Accountant                     F-2
   Consolidated Balance Sheets - September 30, 1996 and 1995             F-3
   Consolidated Statement of Operations for
     the Three Years Ended  September 30, 1996                           F-4
   Consolidated Statement of Stockholders' Equity for
     the Three Years ended September 30, 1996
   Consolidated Statement of Cash Flows for the
     Three Years ended September 30, 1996                                F-6
   Notes to the Consolidated Financial Statements                        F-7

         Dental Services of America, Inc. and Subsidiaries -
         Consolidated Financial Statements - December 31,
           1996 (unaudited)
         Consolidated Balance Sheet - December 31, 1996
         Consolidated Statement of Operations for the
           Three Months Ended December 31, 1996 and 1995
         Consolidated Statement of Stockholders' Equity
           for the Three Years Ended December 31, 1996
         Consolidated Statement of Cash Flows for the
           Three Months Ended December 31, 1996 and 1995
         Notes to the Consolidated Financial Statements

Dental Practice Administrators, Inc. and Subsidiaries                    F-10
   Consolidated Financial Statements -  March 31, 1996

   Report of Independent Certified Public Accountant                     F-11
   Consolidated Balance Sheet -  March 31, 1996                          F-12
   Consolidated Statement of Income for the Period
     October 12, 1995 (Inception) to March 31, 1996                      F-13
   Consolidated Statement of Stockholders' Equity
     for the Period October 12, 1995 (Inception) to
     March 31, 1996                                                      F-14
   Consolidated Statement of Cash Flows
     for the Period October 12, 1995 (Inception)
     to March 31, 1996                                                   F-15
   Notes to Consolidated Financial Statements                            F-16


[LETTERHEAD OF HARVEY JUDKOWITZ, CERTIFIED PUBLIC ACCOUNTANT, APPEARS HERE]


To the Board of Directors of
Dental Services of America, Inc.

I have audited the accompanying consolidated balance sheets of Dental Services of America, Inc., (formerly Campbell Capital Corp.) and subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1996. These consolidated financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these consolidated financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dental Services of America, Inc. and subsidiaries as of September 30, 1996 and 1995, and the results of their operations and their cash flows for the three years then September 30, 1996 in conformity with generally accepted accounting principles.


/s/ Harvey Judkowitz
Miami, Florida
December 19, 1996

                       Dental Services of America, Inc.
                               And Subsidiaries
                          Consolidated Balance Sheet
                          September 30, 1996 And 1995

                                    ASSETS

                                               1996        1995
                                             ---------    -------
Current assets
Cash                                        $  559,272    $  2,087
Accounts receivable, less allowance
for doubtful accounts of $6,303                 49,308
Dental supplies inventory                       56,990
Marketable securities, at cost                   9,294
Prepaid expenses                                 9,041
Other current asset                              2,800
                                              --------     -------
        Total current assets                   686,705       2,087
                                              --------     -------

Furniture and equipment, less accumulated
   depreciation of $ 19,163                    161,172
                                              --------
Other assets
Prepaid registration costs                      34,443
Organization costs                               7,750
                                              --------
                                                42,193
                                              --------
                                            $  890,070    $  2,087
                                              ========     =======

                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses       $   67,690    $      -
Due to affiliated company                            -      10,060
Loan payable bank                               21,450           -
                                              --------     -------
  Total current liabilities                     89,140      10,060
                                              --------     -------

Stockholders' equity
Preferred stock, $.01 par value.  Authorized
 10,000,000 shares.  None issued or
 outstanding
Common stock, $.001 par value. Authorized
 shares 25,000,000. 7,320,000 and 5,500,000
 shares issued and outstanding
 issued and outstanding                          7,320       5,500
Additional paid-in capital                   1,305,653     223,527
Deficit                                      ( 512,043)   (237,000)
                                             ---------    --------
                                               800,930    (  7,973)
                                             ---------    --------
                                            $  890,070   $   2,087
                                             =========    ========

The accompanying notes are an integral part of these financial statements.

                       Dental Services of America, Inc.
                               And Subsidiaries
                     Consolidated Statement of Operations
                 For The Three Years Ended September 30, 1996

                                 1996       1995      1994
                                 ----       ----      ----
Net fees earned               $ 625,485   $    -    $    -
                                -------     -----     -----

Direct costs
Dentists remuneration           221,710         -         -
Dental supplies                  36,220         -         -
Billing                          26,605         -         -
Marketing                        90,668         -         -
Payroll                          19,302         -         -
Laboratory costs                 15,175         -         -
                                -------     -----     -----
                                409,680         -         -
                                -------     -----     -----
                                215,351         -         -
General and administrative
expenses                        495,529     2,200     7,835
                                -------     -----     -----
                               (280,178)   (2,200)   (7,835)
                                -------     -----     -----
Other income and expense
Interest income                   6,789        55        52
Interest expense               (  1,654)        -         -
                                -------     -----     -----
                                  5,135        55        52
                                -------     -----     -----

Net loss                      $(275,043)  $(2,145)  $(7,783)
                                =======     =====     =====

Loss per common share            $(.046)   $(.000)   $(.001)
                                   ====      ====      ====

The accompanying notes are an integral part of these financial statements.

                       Dental Services of America, Inc.
                               And Subsidiaries
                Consolidated Statement of Stockholders' Equity
                 for the Three Years Ended September 30, 1996

                                                       Additional
                                   Common stock         paid-in
                                 Shares    Amount       capital      Deficit
                                 ------    ------       -------      -------
                                 (000's)
Balance September 30,
1993                             5,500     $5,500     $  223,527   $(227,072)

Net loss 1994                                                 -     (  7,783)
                                ------     ------      ---------    --------

Balance September 30,
1994                             5,500     $5,500     $  223,527   $(234,855)

Net loss 1995                                                 -     (  2,145)
                                ------     ------      ---------    --------

Balance September 30,
1995                             5,500     $5,500     $  223,527   $(237,000)

Sales of common
stock                            1,820      1,820        927,972

Effect of acquisition
of DPA                                                   154,154

Net loss 1996                                  -              -     (275,043)
                                ------     ------      ---------    --------
Balance September 30,
1996                             7,320     $7,320     $1,305,653   $(512,043)
                                 =====      =====      =========     =======

The accompanying notes are an integral part of these financial statements.

                       Dental Services of America, Inc.
                               And Subsidiaries
                     Consolidated Statement of Cash Flows
                 for the Three Years Ended September 30, 1996

                                                    1996       1995      1994
                                                    ----       ----      ----
Cash Flows From Operating Activities
 Net loss                                        $(275,043)  $(2,145)  $(7,783)
 Adjustments to reconcile net  loss to net
  cash provided
     by operating activities
    Depreciation                                    19,163
 Increase in accounts receivable                  ( 49,308)
 Increase in supplies inventory                   ( 56,990)
 Increase in prepaid expenses                     ( 43,484)
 Increase in other current assets                 (  2,800)
 Increase in organization costs                   (  7,750)
 Change in accounts payable and accrued
  expenses                                          67,690    (5,000)    5,000
                                                   -------     -----     -----
Net Cash Used by Operating Activities             (348,522)   (7,145)   (2,783)
                                                   -------     -----     -----

Cash Flows from Investing Activities
Purchase of marketable securities                 (  9,294)
Purchase of furniture and equipment               ( 26,181)
Net Cash Used by Investing Activities             ( 35,475)

Cash Flows Provided by Financing Activities
Proceeds of long-term debt                          21,450
Change in advance from affiliate                  ( 10,060)    5,000     5,060
Effect of acquisition of Dental Practice of
 common stock                                      929,792
                                                   -------     -----     -----
Cash Provided by Financing Activities              941,182     5,000     5,060
                                                   -------     -----     -----

Increase (Decrease) in Cash                      $ 557,185   $(2,145)  $ 2,277
                                                   -------     -----     -----
Cash, Beginning of year                              2,087     4,232     1,955
                                                   -------     -----     -----
Cash, End of year                                $ 559,272   $ 2,087   $ 4,232
                                                   =======     =====     =====


Supplementary Information
Furniture, equipment and supplies valued at $154,154 was contributed to the Company and is included as additional paid-in capital.

Amounts paid for interest during the period                    $    1,654

The accompanying notes are an integral part of these financial statements.

                       DENTAL SERVICES OF AMERICA, INC.
                               AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              SEPTEMBER 30, 1996


Note 1. Summary of Significant Accounting Principles

Organization
------------
Dental Services of America, Inc. (the Company), (DSA), formally known as Campbell Capital Corp. was organized under the laws of the State of Delaware in January, 1987, for the purpose of providing a vehicle to raise capital and seek business opportunities. Effective as of July, 1996, the Company acquired 100% of the issued and outstanding capital stock of Dental Practice Administrators, Inc.
(DPA), a Florida corporation which was formed in 1995 to engage in the business of operating dental clinics. In conjunction with the acquisition of DPA, the Company changed its corporate name to Dental Services of America, Inc.

These financial statements include the operations of DSA and its wholly owned subsidiaries, Dental Practice Administrators, Inc. and its affiliates.

DPA and its affiliates have been operating since January 1, 1996. Prior to the acquisition, DSA had no operations. The results of operations in these financial statements relate primarily to the operations of DPA and its affiliates.

Supplies Inventory
------------------
Supplies inventory is recorded at cost and represents the materials needed for day to day operations.

Accounts Receivable
-------------------
Revenues are recognized on the accrual method of accounting. Therefore when the patients are treated revenue is recorded and a corresponding receivable is established. As many patients are covered by insurance, the accounts receivable represent the amounts due from insurance companies.

An allowance for uncollectible accounts has been established for those receivables which may not be collected.

Furniture and Equipment
-----------------------
Furniture and equipment are recorded at cost. The Company provides depreciation for financial purposes over the estimated useful lives of the assets using the straight line method. Upon retirement or sale of fixed assets, their net book value will be removed from the accounts and the difference between such net book value and proceeds received is recorded in income. Expenditures for maintenance and repairs are charged to income, renewals and improvements are capitalized.

                       DENTAL SERVICES OF AMERICA, INC.
                               AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              SEPTEMBER 30, 1996

Earnings per common share
-------------------------
Earnings per common share is based on the weighted average of common shares outstanding throughout the year. The number of shares utilized in the computation were 5,957,486, 5,500,000 and 5,500,000 in fiscal year 1996, 1995 and 1994 respectively.

Prepaid Registration Costs
--------------------------
Prepaid registration costs relate to costs paid to various entities who are involved with working on a new registration statement. These expenses will be charged to additional paid in capital when the registration statement becomes effective. If the registration statement is abandoned, these costs will be charged to operations.

Income taxes
------------
The Company and its subsidiaries file a consolidated federal income tax return. Income taxes are generally provided under the provisions of the Financial Accounting Standards Board (FASB) No. 109, "Accounting for Income Taxes".

For the current year the Company had an taxable loss of approximately $275,000. This loss may be carried forward to offset future taxable income, for a period of fifteen years.


Note 2. Leases
The Company leases office facilities under operating leases which expire over the next 6 years. Most of these leases provide for renewals for a like period of time.

Minimum payments for these leases having initial or remaining noncancelable terms in excess of one year are as follows:

Year ended:    September 30, 1997          $116,499
               September 30, 1998           107,924
               September 30, 1999            47,358
               September 30, 2000            41,400
               September 30, 2001            22,100
                                           --------
                                           $335,281
                                           ========

Rental expense for the year ended September 30, 1996 was $143,043.

Note 3.  Furniture And Equipment
Furniture and equipment as of September 30, 1996 and their respective accumulated depreciation are as follows:

                                              Accumulated    Estimated
                                      Cost   Depreciation         Life
                                      ----   ------------    ---------
Dental Equipment                  $152,770       $ 18,578      5 years
Furniture                            5,565            585      7 years
Leasehold improvements              22,000              -     31 years
                                  --------         ------
                                  $180,335       $ 19,163
                                  ========       ========


During the formation of the Company, $154,154 in dental equipment, furniture and supplies were donated to the Company as part of the initial capitalization. This amount was credited to addition paid-in capital.

Note 4. Line of Credit
On March 31, 1996, the Company was granted a $25,000 line of credit from the Barnett Bank. The use of proceeds from this line will be used to give additional financing to the Company. The Company borrowed $21,450 on this line as of September 20, 1996. This loan bears interest at the prime rate as determined by the lender.

Note 5. Commitments and Contingencies
The Company has entered into employment contracts with certain of its officers Mr. Paulo Dominguez will receive, in the aggregate, $50,000, $55,000 and $60,000 for the next three years. Mr. Sujit Shvam will receive, in the aggregate, $37,500, $45,000 and $50,000 for the next three years. Dr. Roger Prieto will receive, in the aggregate, $30,000, $36,000 and $42,000 for the next three years.

Note 6. Stock Option Plan
The Company's Board of Directors and shareholders have adopted two stock option plans (the Plans). Pursuant to the 1996 Director Stock Option Plan (the Director
Plan), options to acquire a maximum of the greater of 500,000 shares or 5% of the number of shares of Common stock then outstanding may be granted to the directors of the Company. Pursuant to the 1996 Employee Stock Option Plan (the 1996 Plan), options to acquire a maximum of the greater of 1,000,000 shares of Common Stock or 10% of the number of Common Stock then outstanding may be granted to executive officers, employees (including employees who are directors), independent contractors and consultants of the Company.

Options to purchase 644,400 shares at prices ranging from $.50 to $1.125 per share have been granted to employees and consultants of the Company under the 1996 Plan.

                       DENTAL SERVICES OF AMERICA, INC.
                               AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 1996

                                     ASSETS
                                                   December 31
                                    (unudited)
                                                   -----------
Current assets
Cash                                                $ 240,871
Accounts receivable, less allowance
  for doubtful accounts of $0 and $6,303
  at December 31 and September 30 respectively         65,899
Dental supplies inventory                              62,775
Marketable securities, at cost                         13,354
Prepaid expenses                                       15,369
Other current asset                                    10,844
                                                      -------
   Total current assets                               409,113
                                                      -------
Furniture and equipment, less accumulated
  depreciation of $28,052 and $19,163                 175,283
                                                      -------
Other assets
Prepaid registration costs                             38,604
Organization costs less accumulated
  amortization of $387 at December 31                 100,272
                                                      -------
                                                      138,876
                                                      -------
                                                     $723,272
                                                      =======

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses                $109,226
Loan payable bank                                      21,450
                                                      -------
   Total current liabilities                          130,676
                                                      -------

Stockholders' equity
Preferred stock, $.01 par value. Authorized
  10,000,000 shares. None issued or outstanding


Common stock, $.001 par value. Authorized
  shares 25,000,000. 7,320,000 shares issued
  and outstanding                                       7,320
Additional paid-in capital                          1,305,653
Deficit                                              (720,377)
                                                     --------
                                                      592,596
                                                     --------
                                                    $ 723,272
                                                     ========

   The accompanying notes are an integral part of these financial statements

                       DENTAL SERVICES OF AMERICA, INC.
                               AND SUBSIDIARIES
                     CONSOLIDATED STATEMENT OF OPERATIONS
             FOR THE THREE MONTHS ENDED DECEMBER 31, 1996 AND 1995
                                  (unaudited)

                                            1996           1995
                                            ----           ----
Revenues earned                          $ 231,166       $    -

Cost of revenues earned                   (307,200)           -
                                           -------        -----

Gross Profit (Loss)                        (76,034)           -

General and administrative
expenses                                   135,736        1,150
                                           -------        -----
                                          (211,770)      (1,150)
                                           -------        -----
Other income and expense
Interest and dividend income                 4,053            8
Interest expense                            (  617)           -
                                           -------        -----
                                             3,436            8
                                           -------        -----

Net loss                                 $(208,334)     $(1,142)
                                           =======        =====

Loss per common share                       $(.028)      $(.000)
                                              ====         ====

The accompanying notes are an integral part of these financial statements

                       DENTAL SERVICES OF AMERICA, INC.
                               AND SUBSIDIARIES
                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1996
                                  (unaudited)

                                                                Additional
                                               Common stock       paid-in
                                            Shares     Amount     capital     Deficit
                                            ------     ------     -------     -------
                                            (000's)
Balance September 30, 1993                  5,500      $5,500   $  223,527   $(227,072)

Net loss 1994                                                            -    (  7,783)
                                            -----       -----    ---------     -------

Balance September 30, 1994                  5,500      $5,500   $  223,527   $(234,855)

Net loss 1995                                                            -    (  2,145)
                                            -----       -----    ---------     -------

Balance September 30, 1995                  5,500      $5,500   $  223,527   $(237,000)
                                                                               -------
Sales of common stock                       1,820       1,820      927,972
Effect of acquisition of DPA                                       154,154
Net loss 1996                                               -            -    (275,043)
                                            -----       -----    ---------     -------

Balance September 30, 1996                  7,320      $7,320   $1,305,653   $(512,043)
                                            -----       -----    ---------     -------

Net loss quarter ended December 31, 1996                                      (208,334)

Balance December 31, 1996                   7,320      $7,320   $1,305,653   $(720,377)
                                            =====       =====    =========     =======

The accompanying notes are an integral part of these financial statements

                       DENTAL SERVICES OF AMERICA, INC.
                               AND SUBSIDIARIES
                     CONSOLIDATED STATEMENT OF CASH FLOWS
             FOR THE THREE MONTHS ENDED DECEMBER 31, 1996 AND 1995
                           (unaudited)

                                                                       1996           1995
                                                                       ----           ----
Cash Flows From Operating Activities
Net loss                                                            $(208,334)      $(1,142)
Adjustments to reconcile net loss to net cash provided
  by operating activities
  Depreciation                                                          8,889             -
  Amortization                                                            387             -
Increase in accounts receivable                                      ( 16,591)            -
Increase in supplies inventory                                        ( 5,785)            -
Increase in prepaid expenses                                          ( 6,328)            -
Increase in other current assets                                      ( 8,044)            -
Change in accounts payable and accrued expenses                        41,536             -
                                                                      -------         -----
Net Cash Used by Operating Activities                                (194,270)       (1,142)
                                                                      -------         -----
Cash Flows from Investing Activities
Purchase of marketable securities                                      (4,060)            -
Purchase of furniture and equipment                                   (23,000)            -
                                                                       ------         -----
Net Cash Used by Investing Activities                                 (27,060)            -
                                                                       ------         -----
Cash Flows Provided by Financing
Increase in organization costs                                        (92,909)            -
Increase in prepaid registration costs                                 (4,161)            -
Cash Provided by Financing Activities                                 (97,070)            -
                                                                       ------         -----
Increase (Decrease) in Cash                                         $(512,670)       (1,142)
                                                                       ------         -----
Cash, Beginning of year                                               559,272         2,087
                                                                      -------         -----
Cash, End of year                                                   $ 240,872        $  945
                                                                     ========         =====

Supplementary Information
Furniture, equipment and supplies valued at $154,154 was contributed to the Company and is included as additional paid-in capital.

                       DENTAL SERVICES OF AMERICA, INC.
                               AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

Note 1. Summary of Significant Accounting Principles

Organization
-------------
Dental Services of America, Inc. (the Company or DSA), formally known as Campbell Capital Corp. was organized under the laws of the State of Delaware in January, 1987, for the purpose of providing a vehicle to raise capital and seek business opportunities. Effective as of July, 1996, the Company acquired 100% of the issued and outstanding capital stock of Dental Practice Administrators, Inc.
(DPA), a Florida corporation which was formed in 1995 to engage in the business of operating dental clinics. In conjunction with the acquisition of DPA, the Company changed its corporate name to Dental Services of America, Inc.

These financial statements include the operations of DSA and its wholly owned subsidiaries, Dental Practice Administrators, Inc. and its affiliates.

DPA and its affiliates have been operating since January 1, 1996. Prior to the acquisition, DSA had no operations. The results of operations in these financial statements relate primarily to the operations of DPA and its affiliates.

Supplies Inventory
-------------------
Supplies inventory is recorded at cost and represents the materials needed for day to day operations.

Accounts Receivable
--------------------
Revenues are recognized on the accrual method of accounting. Therefore when the patients are treated revenue is recorded and a corresponding receivable is established. As many patients are covered by Medicaid, the accounts receivable represent primarily the amounts due from Medicaid.

An allowance for uncollectible accounts was established at September 30 for those receivables which may not be collected. For December 31, the allowance for uncollectible accounts was written off directly to revenues earned.

Furniture and Equipment
------------------------
Furniture and equipment are recorded at cost. The Company provides depreciation for financial purposes over the estimated useful lives of the assets using the straight line method. Upon retirement or sale of fixed assets, their net book value will be removed from the accounts and the difference between such net book value and proceeds received is recorded in income. Expenditures for maintenance and repairs are charged to income; renewals and improvements are capitalized.

Earnings per common share
--------------------------
Earnings per common share is based on the weighted average of common shares outstanding throughout the year. The number of shares utilized in the computation were 7,320,000 and 5,957,486, at December 31, 1996 and 1995 respectively.

                       DENTAL SERVICES OF AMERICA, INC.
                               AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996


Prepaid Registration Costs
---------------------------
Prepaid registration costs relate to costs paid to various entities who are involved with working on a new registration statement. These expenses will be charged to additional paid-in capital upon the exercise of the warrants related to the registration statement becomes effective. If the insufficient warrants are converted to cover the costs of the registration statement, then the costs not covered by the proceeds of the conversion will be charged to operations.

Income taxes
-------------
The Company and its subsidiaries file a consolidated federal income tax return. Income taxes are generally provided under the provisions of the Financial Accounting Standards Board (FASB) No. 109, 'Accounting for Income Taxes'. For the year ended September 30, 1996, the Company had a taxable loss of approximately $275,000. This loss may be carried forward to offset future taxable income, for a period of fifteen years.


Note 2. Leases
The Company leases office facilities under operating leases which expire over the next 6 years. Most of these leases provide for renewals for a like period of time.

Minimum payments for these leases having initial or remaining noncancellable terms in excess of one year are as follows:

 Year ended:  September 30, 1997          $116,499
              September 30, 1998           107,924
              September 30, 1999            47,358
              September 30, 2000            41,400
              September 30, 2001            22,100
                                           -------
                                          $335,281
                                           =======

Rental expense for the year ended September 30, 1996 was $143,043.

Note 3.  Furniture And Equipment
Furniture and equipment as of December 30 and September 30, 1996 are as follows:

                                                        Estimated
                                    December     September        Life
                                    --------     ---------        ----
Equipment                           $171,240      $152,770     5 years
Furniture                           5,565         5,565        7 years
Leasehold improvements              26,530        22,000      31 years
                                    --------      --------
                                    $203,335      $180,335
                                    ========      ========

During the formation of the Company, $154,154 in dental equipment, furniture and supplies were donated to the Company as part of the initial capitalization. This amount was credited to addition paid-in capital.

                       DENTAL SERVICES OF AMERICA, INC.
                               AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996


Note 4. Line of Credit
On March 31, 1996, the Company was granted a $25,000 line of credit from the Barnett Bank. The use of proceeds from this line will be used to give additional financing to the Company. The Company borrowed $21,450 on this line as of September 30, 1996. This loan bears interest at the prime rate as determined by the lender.

Note 5. Commitments and Contingencies
The Company has entered into employment contracts with certain of its officers. Pursuant such employment agreement, Mr. Paulo Dominguez will receive, in the aggregate, $50,000, $55,000 and $60,000 for the next three years; Mr. Sujit Shyam will receive, in the aggregate, $37,500, $45,000 and $50,000 for the next three years; Dr. Roger Prieto will receive, in the aggregate, $30,000, $36,000 and $42,000 for the next three years.

Note 6. Stock Option Plan
The Company's Board of Directors and shareholders have adopted two stock option plans (the Plans). Pursuant to the 1996 Director Stock Option Plan (the Director
Plan), options to acquire a maximum of the greater of 500,000 shares or 5% of the number of shares of Common stock then outstanding may be granted to the directors of the Company. Pursuant to the 1996 Employee Stock Option Plan (the 1996 Plan), options to acquire a maximum of the greater of 1,000,000 shares of Common stock or 10% of the number of Common Stock then outstanding may be granted to executive officers, employees (including employees who are directors), independent contractors and consultants of the Company.

Options to purchase 644,400 shares at prices ranging from $.50 to $1.125 per share have been granted to directors, employees and consultants of the Company under the Plans.

                       [LETTER HEAD OF HARVEY JUDKOWITZ]
                                [APPEARS HERE]


To the Board of Directors of
Dental Practice Administrators, Inc.

I have audited the accompanying consolidated balance sheet of Dental Practice Administrators, Inc. and subsidiaries as of March 31, 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the period from October 12, 1995 (date of inception) to March 31, 1996. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dental Practice Administrators, Inc. as of March 31, 1996, and the results of its operations and its cash flows for the period from October 12, 1995 (date of inception) to March 31, 1996 in conformity with generally accepted accounting principles.

/s/[Signature Illegible]

Miami, Florida
May 31, 1996

                     DENTAL PRACTICE ADMINISTRATORS, INC.
                               AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEET
                                MARCH 31, 1996

                                    ASSETS

Current assets
Cash                                                        $  21,430
Accounts receivable                                            58,619
Supplies inventory                                             21,231
                                                            ---------

     Total current assets                                     101,280
                                                            ---------

Furniture and equipment, less accumulated
     depreciation of $6,675                                   130,836
                                                            ---------
                                                            $ 232,116
                                                            =========

                     LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities
Accounts payable and accrued expenses                       $  12,953
Income taxes payable                                            5,100
                                                            ---------



     Total current liabilities                                 18,053
                                                            ---------

Long-term debt                                                 59,042
                                                            ---------

Stockholders' equity
Common stock, $1 par value, 100 shares, authorized
issued and outstanding                                            100
Additional paid-in capital                                    132,564
Retained earnings                                              22,357
                                                            ---------

                                                              155,021
                                                            ---------

                                                            $ 232,116
                                                            =========


    The accompanying notes are an integral part of these financial statements

                     DENTAL PRACTICE ADMINISTRATORS, INC.
                               AND SUBSIDIARIES
                       CONSOLIDATED STATEMENT OF INCOME
              FOR THE PERIOD OCTOBER 12, 1995 (DATE OF INCEPTION)
                               TO MARCH 31, 1996



Fees earned                                                 $  245,761
                                                            ----------

Direct costs
Dentists remuneration                                           76,234
Dental supplies                                                 12,280
Laboratory costs                                                 2,278
                                                            ----------
                                                                90,792
                                                            ----------

                                                               154,969

General and administrative expense                             127,512
                                                            ----------

Income before income taxes                                      27,457

Income taxes                                                     5,100
                                                            ----------

Net income                                                  $   22,357
                                                            ==========

Earnings per common share                                       $224
                                                                ====



         The accompanying notes are an integral part of these financial statements

                     DENTAL PRACTICE ADMINISTRATORS, INC.
                               AND SUBSIDIARIES
                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
              FOR THE PERIOD OCTOBER 12, 1995 (DATE OF INCEPTION)
                               TO MARCH 31, 1996



                                          Additional
                   Common stock            paid-in        Retained
                 Shares   Amount           capital        earnings
                 ------   ------         ----------       --------
October 12, 1995

Sales of common
stock             100     $100         $                   $

Contribution
of furniture and
equipment                                132,564

Net income for
period            ---     ----         ---------           22,357
                                                          -------



Balance March 31,
1996              100     $100         $ 132,564          $22,357
                  ===     ====         =========          =======


         The accompanying notes are an integral part of these financial statements

                     DENTAL PRACTICE ADMINISTRATORS, INC.
                               AND SUBSIDIARIES
                     CONSOLIDATED STATEMENT OF CASH FLOWS
              FOR THE PERIOD OCTOBER 12, 1995 (DATE OF INCEPTION)
                               TO MARCH 31, 1996




CASH FLOWS FROM OPERATION ACTIVITIES
     Net income                                                $  22,357
     Adjustments to reconcile net income to
       net cash provided by operating activities
         Depreciation                                              6,675
         Increase in accounts receivable                       (  58,619)
         Increase in supplies inventory                        (  21,231)
         Increase in accounts payable and accrued expenses        12,953
         Increase in income taxes payable                          5,100
                                                               ---------

NET CASH USED BY OPERATION ACTIVITIES                          (  32,765)
                                                               ---------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of furniture and equipment                            (   4,947)
                                                               ---------


NET CASH USED BY INVESTING ACTIVITIES                          (   4,947)
                                                               ---------

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES
Proceeds of long-term debt                                        59,042
Proceeds from sale of common stock                                   100
                                                               ---------

CASH PROVIDED BY FINANCING ACTIVITIES                             59,142
                                                               ---------


INCREASE IN CASH AND CASH BALANCE,
March 31, 1996                                                 $  21,430
                                                               =========

SUPPLEMENTARY INFORMATION
Furniture and equipment valued at $132,564 was contributed to the Company and is included as additional paid-in capital.

         The accompanying notes are an integral part of these financial statements

                     DENTAL PRACTICE ADMINISTRATORS, INC.
                               AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                MARCH 31, 1996



1.   SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

Organization
-------------
Dental Practice Administrators, Inc. (the Company) (DPA) was organized in October, 1995, in the State of Florida, for the purpose of administrating dental practices in the state of Florida. These financial statements include the accounts of the Company and its five wholly owned subsidiaries, each of which is a fully operational dental practice. In addition to opening up additional dental practices, the Company also plans to operate mobile dental practices servicing schools and nursing homes.

Supplies Inventory
-------------------
Supplies inventory is recorded at cost and represents the materials needed for day to day operations.

Accounts Receivable
--------------------
Revenues are recognized on the accrual method of accounting. Therefore when the patients are treated revenue is recorded and a corresponding receivable is established. As many patients are covered by insurance, the accounts receivable represent the amounts due from insurance companies.

Furniture and Equipment
------------------------
Furniture and equipment are recorded at cost. The Company provides depreciation for financial purposes over the estimated useful lives of the assets using the straight line method. Upon retirement or sale of fixed assets, their net book value is removed from the accounts and the difference between such net book value and proceeds received is recorded in income. Expenditures for maintenance and repairs are charged to income; renewals and improvements are capitalized.

The annual rates of depreciation are 20% for furniture and equipment.

                     DENTAL PRACTICE ADMINISTRATORS, INC.
                               AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                MARCH 31, 1996


NOTE 2. LEASES

The Company leases office facilities under operating leases which expire over the next 6 years. Most of these leases provide for renewals for a like period of time.

Minimum payments for these leases having initial or remaining noncancelable terms in excess of one year are as follows:

     Year ended: September 30, 1997  $ 86,499
                 September 30, 1998    69,524
                 September 30, 1999     8,958
                 September 30, 2000     3,000
                 September 30, 2001       500
                                     --------


                                     $168,481
                                     ========

Rental expense for the period ended March 31, 1996 was $29,000 and should approximate $70,700 for the year ended September 30, 1996.

NOTE 3. FURNITURE AND EQUIPMENT

Furniture and equipment as of March 31, 1996 and their respective accumulated depreciation are as follows:

                                        Accumulated   Estimated
                                Cost    Depreciation    Lives
                              --------  ------------  ---------
          Dental equipment    $123,712     $6,022      5 years
          Furniture             13,799        653      5 years
                              --------     ------
                              $137,511     $6,675
                              ========     ======

During the formation of the Company, $132,564 in dental equipment and furniture was donated to the Company as part of the initial capitalization. This amount was credited to addition paid-in capital.

NOTE 4. INCOME TAXES

Provision for income taxes for the period ended March 31, 1996 is as follows:

                    State of Florida        $ 1,200
                    Federal tax               3,900
                                            -------
                                            $ 5,100
                                            =======

                     DENTAL PRACTICE ADMINISTRATORS, INC.
                               AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                MARCH 31, 1996


NOTE 5. LONG-TERM DEBT

In March of 1996, $ 59,042 was loaned to the Company. The total loan was to be $60,000. The balance of $ 958 plus an additional $ 7,500 was received by the Company on May 31, 1996. At the discretion of the lender this amount can be converted into common stock of the Company.

NOTE 6. COMMITMENTS and CONTINGENCIES

In February, 1996, the Company began discussions with Campbell Capital Corporation, (Campbell), an SEC reporting Company. The discussions center upon the meeting of certain conditions. Should these conditions be met, there will be a statutory merger of the two companies, which will result in DPA becoming a public company, subject to the rules and regulations of the securities and exchange commission.

NOTE 7. SUBSEQUENT EVENTS

On March 31, 1996, the Company was granted a $25,000 line of credit from the Barnett Bank. The use of proceeds from this line will be used to give additional financing to the Company. The repayment of any monies borrowed under this line are guaranteed by the stockholder of the Company. The Company borrowed $15,000 on this line subsequent to March 31, 1996.

                              __________________

     No dealer, salesman or any other person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company.

                            ______________________

     This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell or a solicitation of any offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date. Notwithstanding the foregoing, the Company has undertaken to amend this Prospectus in the event of any fundamental changes in the affairs of the Company.





                               TABLE OF CONTENTS


Prospectus Summary............................................................
Risk Factors..................................................................
Use of Proceeds...............................................................
Capitalization................................................................
Business......................................................................
Management's Discussion and
 Analysis of Financial Condition
 and Results of Operations....................................................
Management....................................................................
Indemnification...............................................................
Principal and Selling Stockholders............................................
Certain Transactions..........................................................
Description of Securities.....................................................
Certain Market Information....................................................
Plan of Distribution..........................................................
Litigation....................................................................
Transfer and Warrant Agent....................................................
Legal Matters.................................................................
Experts.......................................................................
Further Information...........................................................
Index to Financial Statements.................................................

                              DENTAL SERVICES OF
                                 AMERICA, INC.

                               6,000,000 SHARES
                                OF COMMON STOCK

                   $.50 PER SHARE ISSUABLE UPON EXERCISE OF
                   NON-PUBLIC WARRANTS AND CLASS A WARRANTS

                    $1.00 PER SHARE ISSUABLE UPON EXERCISE
                              OF CLASS B WARRANTS

                               5,000,000 SHARES
                           OF DENTAL PREFERRED STOCK

                                $.10 PER SHARE


                        -------------------------------

                                  PROSPECTUS

                        -------------------------------



                                    [LOGO]


                              DENTAL  SERVICES OF
                                 AMERICA, INC.

                           12000 BISCAYNE BOULEVARD
                             MIAMI, FLORIDA  33181
                                (305) 895-0716
                              FAX (305) 895-0514

                            SUBJECT TO COMPLETION,

           ALTERNATE PRELIMINARY PROSPECTUS DATED DECEMBER ___, 1996



ALTERNATE
PROSPECTUS          1,765,000 SHARES OF COMMON STOCK



[LOGO]

                       DENTAL SERVICES OF AMERICA, INC.

     This Prospectus relates to the sale of 1,765,000 shares of common stock, $.001 par value (the "Common Stock"), held by certain stockholders (the "Selling Stockholders") of Dental Services of America, Inc. (the "Company"). The Selling Stockholders acquired such shares of Common Stock upon the exercise of a like number of the Company's Non-Public Warrants. The Selling Stockholders have agreed with the Company not to sell any of the shares of Common Stock issued upon exercise of the Non-Public Warrants until October 1, 1996, and thereafter to limit their sales of shares issued upon the exercise of such warrants to not more than 20% of their holdings of such shares every three months (computed on a cumulative basis). The Company will not receive any of the proceeds of the sale of the Common Stock by the Selling Stockholders. The resale of the Common Stock by the Selling Stockholders is subject to Prospectus delivery and other requirements of the Securities Act of 1933. Sales of such shares or the potential of such sales at any time may have an adverse effect on the market prices of the securities offered herein.

     The Common Stock offered by this Prospectus may be sold from time to time by the Selling Shareholders or their transferees. No underwriting arrangements have been entered into with the Selling Stockholders. The distribution of the shares by the Selling Stockholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale of such shares as principals at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with sales of such securities.

     The Company will not receive any of the proceeds from the sale of the shares by the Selling Stockholders. All costs incurred in the registration of the securities of the Selling Stockholders are being borne by the Company. See " Principal and Selling Stockholders."

      THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.  SEE "RISK FACTORS."

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is March ___, 1997

ALTERNATE
---------
ALTERNATE PROSPECTUS

                             PLAN OF DISTRIBUTION
                             --------------------

     The shares offered hereby may be sold from time to time directly by the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer such shares through underwriters, dealers or agents. The distribution of shares by the Selling Stockholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales of shares. The shares offered by the selling Stockholders may be sold by one or more of the following methods, without limitations: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers, and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. The Selling Stockholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Act with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation.

     At the time a particular offer of securities is made by or on behalf of a Selling Stockholder, to the extent required, a Prospectus will be distributed which will set forth the number of shares being offered and the terms of the Offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for sales purchased from the Selling Stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers and the proposed selling price to the public.

     Sales of shares by the Selling Stockholders or even the potential of such sales would likely have an adverse effect on the market prices of the securities offered hereby.

                             ALTERNATE PROSPECTUS


                        -------------------------------

     No dealer, salesman or any other person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company.

                        -------------------------------

     This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell or a solicitation of any offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date. Notwithstanding the foregoing, the Company has undertaken to amend this Prospectus in the event of any fundamental changes in the affairs of the Company.

                               TABLE OF CONTENTS

Prospectus Summary..........................................................
Risk Factors................................................................
Use of Proceeds.............................................................
Capitalization..............................................................
Business....................................................................
Management's Discussion and Analysis of Financial Condition
 and Results of Operations..................................................
Indemnification.............................................................
Principal and Selling Stockholders..........................................
Certain Transactions........................................................
Description of Securities...................................................
Certain Market Information..................................................
Plan of Distribution........................................................
Litigation..................................................................
Transfer and Warrant Agent..................................................
Legal Matters...............................................................
Experts.....................................................................
Further Information.........................................................
Index to Financial Statements...............................................



                              DENTAL SERVICES OF
                                 AMERICA, INC.


                              1,765,000 SHARES OF
                                 COMMON STOCK



                      ----------------------------------

                                   PROSPECTUS

                      ----------------------------------


                                    [LOGO]


                              DENTAL SERVICES OF
                                 AMERICA, INC.

                            1200 BISCAYNE BOULEVARD
                                   SUITE 108
                             MIAMI, FLORIDA 33181
                                (305) 895-0716
                              FAX (305) 895-0514

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Pursuant to the provisions of Section 145(a) of the Delaware General Corporation Law, the Company has the power to indemnify anyone made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company) because such person is or was a director or officer of the Company against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in the defense or settlement of such action, suit, or proceeding, provided that (i) such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the Company's best interest and (ii) in the case of a criminal proceeding such person had no reasonable cause to believe his conduct was unlawful.

With respect to an action or suit by or in the right of the Company to procure a judgment in its favor, Section 145(b) of the Delaware General Corporation Law provides that the Company shall have the power to indemnify anyone who was, is, or is threatened to be made a party to any threatened, pending, or completed action or suit brought by or in the right of the Company to procure a judgment in its favor because such person is or was a director or officer of the Company against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the Company's best interests, except that no indemnification shall be made in a case in which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall have determined upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.

Indemnification as described above shall only be granted in a specific case upon a determination that indemnification is proper under the circumstances using the applicable standard of conduct which is made by (a) a majority of a quorum of directors who were not parties to such proceeding, (b) independent legal counsel in a written opinion if such quorum cannot be obtained or if a quorum of disinterested directors so directs, or (c) the shareholders of the Company.

Section 145(g) of the Delaware General Corporation Law permits the purchase and maintenance of insurance to indemnify directors and officers against any liability asserted against or incurred by them in any such capacity, whether or not the Company itself would have the power to indemnify any such director or officer against such liability. The Company has such insurance and premiums are paid by the Company.

This provides for the indemnification of directors and officers of the Company to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as the same may be amended or supplemented. The Certificate of Incorporation further provides that the indemnification provided for therein shall not be exclusive of any rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

The Certificate of Incorporation also contains a provision that eliminates the personal liability of the Company's directors to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director. The provision does not limit a director's liability for (i) breaches of duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith, involving intentional misconduct or involving knowing violations of law, (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law, or (iv) transactions in which the director received as improper personal benefit. Depending on judicial interpretation, the provision may not affect liability for violations of the federal securities laws.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses in connection with the issuance of the securities being registered are as follows:

SEC Registration Fee .......................................  $ 1,293.10
NASD Filing Fee.............................................        0.00
Printing Expenses...........................................    5,000.00
Accounting Fees and Expenses................................    7,000.00
Legal Fees and Expenses.....................................   32,500.00
Blue Sky Fees and Expenses..................................    5,000.00
Transfer Agent and Registrar Fees and Expenses..............    1,000.00
Miscellaneous...............................................    3,000.00
                                                              ----------
       Total................................................  $54,793.10
                                                              ==========

*All amounts, except the SEC registration fee and the NASD filing fee, are estimated.


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     During May, June and July, 1996, the Company issued a total of 1,745,000 shares of its common stock upon exercise of outstanding Non-Public Warrants. An additional 20,000 shares were issued upon exercise of Non. Public Warrants in October, 1996. The shares were issued at the exercise price of $.50 per share, and the Company received gross proceeds of $882,500. No underwriter participated in soliciting exercise of the Warrants.

     In July, 1996, the Company issued 1,000,000 Private Warrants to its parent, International Asset Management Group, Inc., in consideration for past services. The Private Warrants, each of which entitles the holder to purchase one share of Common Stock, are exercisable at a price of $2.50 per share, and expire on June 29, 2001.

     In July, 1996, the Company issued a total of 75,000 shares at a price of $.01 per share to certain persons, in consideration of services performed or to be performed for the Company by such persons. The Company agreed with the purchaser of 25,000 of such shares to repurchase the shares, at the purchaser's request, at a price of $2.00 per share ($50,000 in the aggregate) at any time prior to December 31, 1998. The repurchase obligation will terminate if the Company's common stock trades at a price in excess of $2.25 per share for at least 10 days during the period from August 1, 1998 through December 31, 1998.

     The shares of Common Stock and the Private Warrants referred to above were issued without registration pursuant to the exemption from registration for transactions not involving a public offering set forth in Section 4(2) of the Securities Act of 1933.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS.

    EXHIBIT
    NUMBER          DESCRIPTION
    ------          -----------

     *2.1           Share Exchange Agreement (incorporated by reference to
                    Exhibit A of the Registrant's Form 10-QSB for the quarterly period ended June 30, 1996, filed on August 13, 1996)

     *3.1a Certificate of Incorporation of the Company (incorporated by reference to the Exhibits to Registrant's Registration
                    Statement on Form S-18, Registration No. 33-11935)

    EXHIBIT
    NUMBER          DESCRIPTION
    ------          -----------
     *3.1b          Certificate of Amendment to the Company's Certificate of
                    Incorporation

     *3.2 Bylaws of the Company (incorporated by reference to the Exhibits to Registrant's Registration Statement on Form S-
                    18, Registration No. 33-11935)

     *4.1           Warrant Certificates

     *4.2           Certificate of Designation, Preferences, Rights and
                    Limitations of Dental Preferred Stock

       5            Opinion of Joel Bernstein, Esq.

    *10.1           1996 Director Stock Option Plan

    *10.2           1996 Employee Stock Option Plan

    *10.3           Employment Agreement - Paulo Dominguez

    *10.4           Employment Agreement - Roger Prieto

    *10.5           Employment Agreement - Sujit Shyam

    *21.1           Subsidiaries of the Registrant

     23.1           Consent of Joel Bernstein (included in
                    Exhibit 5)

     23.2           Consent of Harvey Judkowitz, CPA



------------------
* Previously filed.

(B) SCHEDULES

ITEM 28.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes that it will:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES
                                   ----------


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 12th day of March, 1997.


                               DENTAL SERVICES OF AMERICA, INC.


                               By: /s/ Paul A. Rothman
                                   ------------------------------
                                   Paul A. Rothman, President

       SIGNATURE                                    TITLE                               DATE
       ---------                                    -----                               ----
/s/ Paul A Rothman                      President                                  March 12, 1997
------------------
Paul A Rothman

/s/ Paulo Dominguez                     Chief Operating Officer, Director          March 12, 1997
-------------------
Paulo Dominguez

/s/ Roger Prieto, D.D.S.                Chief Dental Officer,                      March 12, 1997
------------------------                  Director
Roger Prieto, D.D.S.

                                        Director                                   March __, 1997
---------------------
Robert M. Leopold


/s/ Hershel Krasnow                     Director                                   March 12, 1997
-------------------
Hershel Krasnow

                                 EXHIBIT INDEX
                                 -------------

EXHIBIT
NUMBER              DESCRIPTION
-------             -----------
  2.1

  3.1a

  3.1b

  3.2

  4.1

  4.2

  4.5               Opinion of Joel Bernstein, Esq.

 10.1

 10.2

 10.3

 10.4

 10.5

 21.1

 23.1               Consent of Joel Bernstein, Esq.  (included in Exhibit 5)

 23.2               Consent of Harvey Judkowitz, CPA
